 Exhibit (h)(5)

Execution Version

FUND ADMINISTRATION SUPPORT SERVICES AGREEMENT

between

VOYA INVESTMENTS, LLC

and

THE BANK OF NEW YORK MELLON

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TABLE OF EXHIBITS

Exhibit 1	[REDACTED]

Exhibit 2	Designated Services

Exhibit 3	[REDACTED]

Exhibit 4	[REDACTED]

Exhibit 5	[REDACTED]

Exhibit 6	[REDACTED]

Exhibit 7	[REDACTED]

Exhibit 8	[REDACTED]

Exhibit 9	[REDACTED]

Exhibit 10	[REDACTED]

Exhibit 11	[REDACTED]

Exhibit 12	[REDACTED]

Exhibit 13	[REDACTED]

Exhibit 14	[REDACTED]

Exhibit 15	Rule 18f-4 Services

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FUND ADMINISTRATION SUPPORT SERVICES AGREEMENT

This Fund Administration Support Services Agreement (this “FASSA”) is made and entered into as of July 29, 2022 (the “Effective Date”) between Voya Investments, LLC, a limited liability company formed under the laws of Arizona (“Voya”) and The Bank of New York Mellon, a bank organized under the laws of the State of New York (“BNY Mellon”).

WHEREAS, BNY Mellon and Voya have engaged in extensive negotiations and discussions that have culminated in the formation of the relationship set forth in this FASSA;

WHEREAS, BNY Mellon desires to provide to Voya and Voya desires to obtain from BNY Mellon, certain services as more fully described herein on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this FASSA, the Parties have entered into a Sub-Lease Agreement in the form set forth in Exhibit 10 (such agreement, the “Sub-Lease Agreement”).

NOW, THEREFORE, for and in consideration of the agreements set forth below, the Parties agree as follows:

ARTICLE 1     DEFINITIONS AND INTERPRETATION.

Section 1.01     Definitions. The following capitalized terms have the following meanings:

(1)

“Abandonment” means the intentional abandonment, in breach of the Agreement, by BNY Mellon of (a) a Designated Service, (b) Termination Assistance Services or (c) Implementation Services, but only to the extent that BNY Mellon’s delivery of such Service described in item (a)-(c) is not subject to a good faith dispute by BNY Mellon, subject to Section 20.08, and provided further that if Voya believes that any such abandonment has occurred, Voya shall provide written notice to BNY Mellon of such belief and provide BNY Mellon 15 days after receipt of such notice (unless otherwise agreed in writing by Voya) to re-commence performance of the applicable Service or provide adequate assurance to Voya that BNY Mellon will re-commence the applicable Service and such Service shall only be deemed to be “Abandoned” if BNY Mellon fails to recommence performance of such Service or provide such adequate assurance before the end of such period of time.

(2)	“Affected Party” means the Party affected by a Force Majeure Event.

(3)	“Affected Service Delivery Organization Member” has the meaning set forth in Section 18.13.

(4)	“Affiliate” means, with respect to a Party, another entity that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Party.

(5)	“Agreement” means this FASSA and any exhibits, attachments or schedules attached hereto or incorporated by reference herein.

(6)	“At Risk Amount” has the meaning set forth in Exhibit 4.

(7)	“Authorized Persons” has the meaning set forth in Section 3.13(6).

(8)	“BNY Mellon” has the meaning set forth in the preamble.

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(9)	“BNY Mellon Agent” means an agent, contractor, subcontractor or other representative of BNY Mellon performing any of BNY Mellon’s obligations under the Agreement.

(10)	“BNY Mellon Competitor” means each of JP Morgan; State Street Bank; Citi; BBH; HSBC; Northern Trust; SS&C; Conduent; and FIS.

(11)

“BNY Mellon Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow, in connection with the Services: (a) BNY Mellon and BNY Mellon Agents to use (i) the BNY Mellon IP and BNY Mellon Systems, (ii) assets owned or leased by BNY Mellon or BNY Mellon Agents and (iii) third-party services retained by BNY Mellon; (b) Voya and Voya Agents to use the BNY Mellon IP and BNY Mellon Systems; and (c) BNY Mellon and BNY Mellon Agents to assign the Developed IP and Voya Data to Voya.

(12)	“BNY Mellon Executive” has the meaning set forth in Exhibit 5.

(13)	“BNY Mellon Hardware” means the Hardware owned or leased by BNY Mellon (or a BNY Mellon Agent) that is used by a member of BNY Mellon (or a BNY Mellon Agent) to provide the Services.

(14)	“BNY Mellon Indemnified Parties” means BNY Mellon, its Affiliates and its and their officers, directors, employees, successors and permitted assigns.

(15)	“BNY Mellon IP” means IP that is owned or licensed by BNY Mellon and used in connection with the Services, including any modification or enhancement made to such IP.

(16)	“BNY Mellon Policies” means the BNY Mellon policies, standards and procedures set forth in Exhibit 7.

(17)	“BNY Mellon Resources” means the BNY Mellon IP, Developed IP, Services or any other resource or item provided to Voya by BNY Mellon or BNY Mellon Agents pursuant to the terms of the Agreement.

(18)	“BNY Mellon Systems” means the BNY Mellon Hardware and the Software and IT systems owned by, or licensed to, BNY Mellon and used by BNY Mellon in connection with its provision of the Services.

(19)

“Business Continuity Plan” means BNY Mellon’s plan, that describes contingency plans, recovery plans, and risk controls to provide for BNY Mellon’s continued performance of its obligations under the Agreement, which will comply with Exhibit 12.

(20)	“Business Day” means a day other than a Saturday, Sunday or U.S. federal holiday.

(21)	“Centralized Functions” has the meaning set forth in Section 12.04(2).

(22)

“Change” means a change to (a) the Services, (b) processes or Systems that would alter the functionality, performance standards or technical environment of the Systems, (c) the manner in which the Services are provided or (d) the manner in which the Services are used.

(23)

“Change in Control” means the (a) consolidation, merger, share exchange or other business combination involving a Party, in which immediately following such transaction either (i) less than 50 percent of the directors of the surviving parent entity immediately following the closing of the transaction were directors of such Party immediately prior to the closing of the transaction or

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(ii) less than 50 percent of the voting power of the surviving parent entity immediately following the closing of the transaction is held by persons who were shareholders of such Party immediately prior to the closing of the transaction, (b) sale, transfer or other disposition of all or substantially all, with respect to BNY Mellon, of the assets used to provide the Services, and with respect to Voya, of the assets of Voya, or (c) acquisition by an entity, or group of entities acting in concert, of the direct or indirect beneficial ownership, directly or indirectly, of 30 percent or more of the outstanding voting securities or other ownership interests of a Party.

(24)	“Change Procedures” means the procedures applicable to a Change as set forth in Exhibit 5.

(25)	“Claim” means an assertion, or an actual or threatened claim, action, suit or proceeding (whether civil, criminal, administrative, arbitral, investigative or otherwise).

(26)	“Complaint” has the meaning set forth in Section 12.07(2).

(27)	“Compliance Directive” has the meaning set forth in Section 13.02(2).

(28)

“Confidential Information” means all technical or business information (and documentation) of a Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party or its Affiliates, whether disclosed to, accessed by or otherwise learned by the other Party, including: (a) with respect to Voya, all Voya Data; (b) with respect to BNY Mellon, all BNY Mellon Policies and BNY Mellon proprietary data included in the solution designs; (c) the Agreement; (d) all information marked as confidential (or with words of similar meaning); (e) anything developed by reference to the information described in this definition; and (f) “inside information,” including material, nonpublic, price-sensitive corporate or market information relating to such Party and its Affiliates and its and their clients, customers, suppliers (including contractors) and other third parties doing business with such Party, that is acquired in connection with the Agreement.

(29)

“Control” means, with respect to an entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

(30)	“Covered Data” has the meaning set forth in Section 12.07(1).

(31)	“Custodians” has the meaning set forth in Section 3.14(1).

(32)	“Damages Cap” has the meaning set forth in Section 16.02.

(33)	“Data Safeguards” has the meaning set forth in Section 7.03(1).

(34)	“Deliverables” means the Developed IP and other products, documentation or other items to be developed or otherwise provided by BNY Mellon pursuant to Exhibit 2.

(35)

“Designated Services” means (a) the services, functions and responsibilities of BNY Mellon described in Exhibit 2, (b) the services, functions and responsibilities being performed in the 12 months prior to the applicable Go-Live Date by Voya’s employees or Voya Agents whose services, functions or responsibilities were displaced or transferred as a result of Exhibit 2, even if the service, function or responsibility is not specifically described in Exhibit 2; provided, however, that each such service, function, or responsibility must be (i) reasonably related to the services, functions, and responsibilities described in the Agreement; (ii) identified for inclusion in Exhibit 2

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within six months following the first Transition Date; and (iii) a service, function, or responsibility that BNY Mellon is legally authorized to perform and is not otherwise expressly excluded from the Services or designated as Voya’s retained responsibility under the Agreement, and (c) any services, functions or responsibilities not specifically described in Exhibit 2, but which are inherently required or necessary for the proper performance and delivery of the services described in clause (a) and clause (b). Upon either Party identifying a service, function or responsibility that will be deemed a “Designated Services” in accordance with Section 1.01(35)(b), the Parties will promptly enter into a Change order or other amendment to Exhibit 2 to document such service, function or responsibility, which will be subject to such charges, if any, as are mutually agreed to by Voya and BNY Mellon. For the avoidance of doubt, and notwithstanding anything in the Agreement to the contrary, the Designated Services shall not include Excluded Items.

(36)

“Developed IP” means IP developed by BNY Mellon pursuant to the Agreement that is (a) a modification or enhancement of the Voya IP or (b) an original non-derivative work that is specifically identified as “Developed IP” in a statement of work or similar agreement executed by both Parties under the Agreement.

(37)	“Disclosing Party” has the meaning set forth in Section 12.02.

(38)	“Dispute Resolution Procedures” means the procedures set forth in Section 10.03.

(39)	“Effective Date” has the meaning set forth in the preamble.

(40)	“Excluded Items” has the meaning set forth in Section 3.01(2).

(41)	“Exit Plan” means the exit plan for the migration of each of the Services from BNY Mellon to Voya or a third-party supplier designated by Voya.

(42)	“FASSA” has the meaning set forth in the preamble.

(43)	“Fees” has the meaning set forth in Section 8.01.

(44)

“Force Majeure Event” means a hurricane, earthquake, act of God, act of war, terrorism, riot, rebellion, revolution or civil disorders, exercise of emergency powers of a Governmental Authority (including as a result of a pandemic), failure in the public communications infrastructure that renders such communications unavailable and for which no adequate alternative communications exist or other causes of a similar nature that, in each case, beyond the reasonable control of the Party whose performance is prevented, hindered or delayed.

(45)	“Go-Live Date” means the date on which BNY Mellon assumes responsibility for providing a Service as set forth in the Implementation Plan.

(46)

“Governmental Authority” means a U.S. or non-U.S. federal, state, municipal, local, territorial, provincial or other governmental department, regulatory authority, self-regulatory organization or legislative, judicial or administrative body.

(47)

“Gross Negligence” means an act, or failure to act, that demonstrates recklessness or reckless disregard for (a) others (including the other Party) and their rights or (b) the probable harm from such act or failure to act.

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(48)

“Hardware” means equipment, including computers and related equipment, such as central processing units and other processors, controllers, modems, communications and telecommunications equipment (e.g., voice, data and video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the processing, input, output, storage, manipulation, communication, transmission and retrieval of information and data.

(49)

“Implementation Completion Date” means the date that all Implementation Services have been completed and BNY Mellon will no longer require the use of the Voya Systems identified in the Implementation Plan.

(50)	“Implementation Plan” has the meaning set forth in Section 2.01(2).

(51)

“Implementation Services” means the functions and services necessary to accomplish the transfer and implementation of the Designated Services to BNY Mellon, except (a) those functions and services identified in the Agreement as Voya’s (or Voya’s agents) responsibility and (b) any functions or responsibilities not specifically described in the Agreement as a Voya (or Voya agent) responsibility, but which are inherently required or necessary to be performed by Voya (or the Voya agent) for the proper performance of the Implementation Services.

(52)

“Income Tax” means a tax on or measured by the net income of a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, gross receipts tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.

(53)	“Indemnified Party” means the Party entitled to indemnification under Section 15.01 or Section 15.02, as applicable.

(54)	“Indemnifying Party” means the Party obligated to indemnify the Indemnified Party under Section 15.01 or Section 15.02, as applicable.

(55)	“Indirect Activities” has the meaning set forth in Section 4.04(2).

(56)	“Initial Term” has the meaning set forth in Section 18.01(1).

(57)	“Instruction” has the meaning set forth in Section 3.13(3).

(58)	“Intermediaries” has the meaning set forth in Section 3.14(1).

(59)	“Investment Advisers” has the meaning set forth in Section 3.14(1).

(60)	“In-Scope Employee” has the meaning set forth in Exhibit 14.

(61)

“IP” means (a) inventions, processes, methodologies, procedures and trade secrets, (b) Software, (c) works of authorship and copyrights therein, including documentation, reports, drawings, charts, graphics and other written documentation, (d) trademarks, service marks, logos or domain names and (e) any other intellectual property.

(62)	“Key Position” has meaning set forth Section 4.02(1).

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(63)	“KPIs” means the service levels and standards for the performance of the Services, as set forth in Exhibit 2.

(64)

“Laws” means all U.S. and non-U.S. laws, statutes, ordinances, rules, regulations, declarations, decrees, directives, legislative enactments, executive orders, circulars and court (or other governmental, administrative or regulatory) orders.

(65)

“Loss” means a loss, damage, payment, liability (including settlements, judgments, fines and penalties) or cost and expense (including reasonable attorneys’ fees, court costs and other litigation expenses).

(66)	“Milestone” means each milestone identified in the Implementation Plan.

(67)

“Milestone Completion Criteria” means the completion criteria used to determine whether a Milestone complies in all material respects with the requirements for such Milestone, as set forth in the Implementation Plan.

(68)

“Offering Document” means any communication or document intended for distribution to any Person that is an actual or intended investor in a Voya Fund in connection with the offering or sale by a Voya Fund of securities.

(69)	“Operating Procedures” has the meaning set forth in Section 3.04.

(70)

“Oral Instructions” means the oral Instructions that are received by BNY Mellon from Authorized Persons under the circumstances where oral instructions are permitted, as agreed by the Parties (wherein such agreement may be evidenced by (a) provision of the Instruction in oral form by Voya, and (b) BNY Mellon’s acknowledgement and acceptance of the Instruction in oral form). For the avoidance of doubt, either Party may specify when such Party does not permit an Instruction to be received or provided in oral form.

(71)	“Parties” means Voya and BNY Mellon, or the members of each, as applicable.

(72)	“Party” means either Voya or BNY Mellon, or an applicable member of Voya or BNY Mellon, as applicable.

(73)

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

(74)	“Receiving Party” has the meaning set forth in Section 12.02.

(75)

“Related Documentation” means, with respect to Software, all materials, documentation (including control documentation utilized in connection with an audit), specifications, technical manuals, user manuals, flow diagrams, file descriptions and other written information that describes the function and use of such Software, but excluding source code.

(76)	“Relief Event” has the meaning set forth in Section 3.12.

(77)	“Renewal Term” has the meaning set forth in Section 18.01(1).

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(78)	“Service Delivery Organization” means the personnel of BNY Mellon and the BNY Mellon Agents who provide the Services.

(79)	“Service Locations” means the countries from which BNY Mellon and BNY Mellon Agents may provide the Services.

(80)

“Service Taxes” means all sales, use, lease, service, value-added, excise, consumption, stamp duty and such other taxes and duties that are assessed against a Party by a Tax Authority on the provision of the Services as a whole or on a particular Service, but excluding Income Taxes.

(81)	“Services” means the Implementation Services, Designated Services, Termination Assistance Services and any other services, functions and responsibilities provided under the Agreement.

(82)	“Site Lead” has the meaning set forth in Exhibit 5.

(83)

“Software” means the object code and source code versions of applications, programs, operating system software, computer software languages, utilities, tools, machine-readable texts and files and other computer programs, in whatever form or media (including the tangible media upon which such are recorded or printed), including all corrections, improvements, updates and releases thereof.

(84)	“SSAE” has the meaning set forth in Section 11.04.

(85)

“Standard of Care” means the competence, care, skill, quality, prudence and diligence that a service provider, providing services similar to the Services, would use in the performance of such obligations (i.e., a negligence standard); provided that BNY Mellon will not be required to assume or fill a fiduciary role for Voya.

(86)	“Stub Period” has the meaning set forth in Section 11.03.

(87)	“Sub-Lease Agreement” has the meaning set forth in the preamble.

(88)	“System” means the Software, IT systems, and Hardware used by BNY Mellon in connection with the Services.

(89)	“Tax Authority” means a Governmental Authority or other fiscal, revenue, customs or excise authority, body or official competent to impose, collect or assess tax.

(90)	“Term” has the meaning set forth in Section 18.01(1).

(91)

“Termination Assistance Period” means a period of time designated by Voya, commencing on the date a determination is made that there shall be an expiration or termination of the Agreement, in whole or in part, and continuing for up to 12 months after the effective date of such expiration or termination.

(92)	“Termination Assistance Services” has the meaning set forth in Section 18.12.

(93)	“Termination Fees” has the meaning set forth in Section 18.03.

(94)	“Third Party Data” means information and data supplied by third parties (not including BNY Mellon or any BNY Mellon Affiliate) for use in connection with the Services.

(95)	“Transition Date” has the meaning set forth in Exhibit 14.

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(96)	“Transitioned Employee” has the meaning set forth in Exhibit 14.

(97)	“Unpermitted Use” has the meaning set forth in Section 14.03(1).

(98)

“Virus” means any malicious code, defect, component, program or other internal component (e.g., computer “virus”, computer “worm”, computer time bomb, “Trojan horse”, “back door” or similar component).

(99)	“Voya” has the meaning set forth in the preamble.

(100)	“Voya Agent” means an agent, contractor, subcontractor or other representative of Voya, other than BNY Mellon.

(101)	“Voya Auditors” means (a) Voya and any of its regulators, accountants, auditors or third-party consultants, and (b) any auditors of a Voya Fund.

(102)

“Voya Consents” means all licenses, consents, permits, approvals and authorizations that are necessary to allow BNY Mellon to use (a) Voya IP and Voya Systems, (b) assets owned or leased by Voya and (c) the services provided for the benefit of Voya or Voya Funds under Voya’s or such Voya Funds’ third-party services contracts, in each case, as necessary to provide the Services.

(103)

“Voya Data” means all data or information regarding Voya, the businesses of Voya, or Voya employees, former employees, suppliers or customers (a) provided or otherwise made available to BNY Mellon by or on behalf of Voya, the Voya Funds and the Voya Fund Investors, (b) obtained or accessed by BNY Mellon in connection with its provision of the Services, or (c) developed, processed or produced by BNY Mellon in connection with the Services to the extent such data is based on, derived from, summarizes, or includes data of Voya, Voya Agents, Voya Funds or Voya Fund Investors.

(104)

“Voya Documents” means (a) in relation to a Voya Fund that is established as a: (i) company, its memorandum and articles of association or equivalent and such other documents (if any) under or pursuant to which Voya is constituted or operates; (ii) limited partnership, its limited partnership agreement or equivalent and such other documents under or pursuant to which Voya is established; (iii) limited liability company, its operating agreement or equivalent and such other documents under or pursuant to which Voya is established; or (iv) trust, its trust agreement or equivalent and such other documents under or pursuant to which the trust is established; and shall also include any side letters or other similar documents executed in connection with any of the foregoing, in each case (i.e., (i) through (iv) and any such side letters or other similar documents), as may be amended, supplemented or superseded from time to time and (b) any prospectus, offering memorandum, private placement memorandum, information memorandum, circular, listing particulars, notice or other similar document issued by a Voya Fund from time to time relating to such Voya Fund or the offering of its securities, including the subscription documents attached or related thereto or provided therewith to prospective investors, in each case as the same may be amended, restated, supplemented or superseded from time to time.

(105)	“Voya Executive” has the meaning set forth in Exhibit 5.

(106)	“Voya Fund” means any fund or other entity identified in Schedule 3C to Exhibit 3, including any funds added in accordance with Exhibit 3.

(107)	“Voya Fund Investor” means an investor in a Voya Fund.

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(108)	“Voya Hardware” means the Hardware owned or leased by Voya (or an Affiliate or member thereof) that is used by a member of BNY Mellon to provide the Services.

(109)	“Voya Indemnified Parties” means Voya, its Affiliates and its and their general and limited partners, officers, directors, employees, successors and permitted assigns.

(110)	“Voya IP” means IP that is owned or licensed by Voya (other than the BNY Mellon IP) that is used by BNY Mellon in connection with the Services.

(111)	“Voya Service Delivery Manager” has the meaning set forth in Exhibit 5.

(112)

“Voya Systems” means the Voya Hardware and the Software and IT systems owned by, or licensed to, Voya (or an Affiliate or member thereof) and used by BNY Mellon in connection with its provision of the Services.

(113)	“VRA” has the meaning set forth in Section 7.03(3).

(114)	“Willful Misconduct” means an act, or failure to act, that is intentional and is with the knowledge and intent that such act or failure to act is expected to result in harm.

Section 1.02     References.

(1)

Except where otherwise indicated, references in this FASSA (exclusive of the Exhibits) to Articles, Sections or Exhibits are to Articles or Sections of, or Exhibits to, this FASSA (exclusive of the Exhibits).

(2)	References in the Agreement to a Law means such Law as changed, supplemented, amended or replaced.

(3)	References in the Agreement to and mentions of the word “include” or “including” or the phrases “e.g.” or “such as” mean “including, without limitation”.

(4)	References in the Agreement to “day”, “week”, “quarter” or “year” refer to a calendar day, week, quarter or year, respectively, unless otherwise indicated.

(5)	“$” or “dollars” refers to U.S. dollars.

(6)	The word “or” is not exclusive.

(7)	The word “will” is to be construed to have the same meaning and effect as the word “shall”.

Section 1.03     Headings. The Article and Section headings, Table of Contents and Table of Exhibits are for reference and convenience only and shall not be considered in the interpretation of the Agreement.

Section 1.04     Precedence. In the event of a conflict between the terms and conditions of this FASSA (exclusive of the Exhibits) and the terms and conditions of an Exhibit, the terms and conditions of this FASSA (exclusive of the Exhibits) shall prevail.

Section 1.05     Agreement Framework.

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(1)	This FASSA establishes the general terms and conditions applicable to BNY Mellon’s provision, and Voya’s receipt, of the Services contemplated by the Agreement.

(2)

Voya hereby appoints BNY Mellon as a sub-administrator to Voya and BNY Mellon will provide the Services in accordance with the terms and conditions of the Agreement. BNY Mellon hereby accepts such appointment.

ARTICLE 2     IMPLEMENTATION SERVICES.

Section 2.01     Implementation.

(1)

BNY Mellon shall perform the Implementation Services in accordance with the Implementation Plan that is finalized in accordance with Section 2.01, including on or before the dates set forth in the Implementation Plan and without causing material unplanned interruptions or disruptions to the Designated Services or Voya’s business. The Implementation Plan will identify certain Milestones that must be accepted by Voya in order for the Implementation Services to be deemed completed.

(2)

As of the Effective Date, the Parties have agreed upon the high-level implementation plan set forth in Exhibit 1, which describes the migration and implementation of the Designated Services to be completed prior to the applicable Go-Live Date and the Voya Systems that Voya will make available to BNY Mellon to use in performing the Services up until to the Implementation Completion Date (“Implementation Plan”). The Parties will finalize the Implementation Plan within 30 days after the Effective Date. As of the Effective Date, the initial list of Voya Funds that the Parties have mutually agreed will receive the Services is provided in Schedule 3C to Exhibit 3.

(3)	[REDACTED]

Section 2.02     Acceptance of Milestones. Each Milestone identified in an Implementation Plan shall be subject to the acceptance procedures set forth in this Section.

(1)

BNY Mellon shall notify Voya upon completion of each Milestone. Voya shall determine whether each Milestone conforms to its Milestone Completion Criteria. If a Milestone meets its Milestone Completion Criteria, then Voya shall provide BNY Mellon with notice that such Milestone has been accepted.

(2)	If a Milestone fails to conform to its Milestone Completion Criteria or if BNY Mellon has failed to provide sufficient information for Voya to assess whether a Milestone conforms to its Milestone

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Completion Criteria, Voya shall notify BNY Mellon of such failure. Promptly after receiving such notice, BNY Mellon shall correct the Milestone such that it meets its Milestone Completion Criteria. BNY Mellon’s efforts to make such corrections shall be provided at no additional cost or expense to Voya. Upon completion of such corrections, BNY Mellon shall notify Voya of its completion of such Milestone. The process set forth in clause (1) and this clause (2) shall be repeated as necessary until the Milestone meets its Milestone Completion Criteria.

(3)

A Milestone shall be accepted upon the receipt by BNY Mellon of notice from Voya that such Milestone has been accepted. Acceptance shall in no way impair Voya’s rights under the representations and warranties set forth in Article 14 or act as a waiver of Voya’s rights or remedies under the Agreement.

Section 2.03     Employee Transfer Terms. The terms and conditions that will govern the transfer of certain In-Scope Employees in connection with the Agreement are set forth in Exhibit 14.

ARTICLE 3     SERVICES.

Section 3.01     Services and Standard of Care.

(1)

BNY Mellon shall perform, in accordance with the Standard of Care, the Designated Services (including the Designated Services performed as part of the Termination Assistance Services) and any obligations under the Agreement that are identified as being subject to the Standard of Care.

(2)

BNY Mellon will have no duty or obligation under the Agreement to: (a) monitor compliance by Voya with any Laws applicable to Voya, except as such monitoring is expressly set forth in Exhibit 2; (b) act as principal in relation to any investment activity undertaken by Voya or any Voya Affiliate; (c) provide investment management services, broker-dealer services, investment advisory services, custody services, share distribution or tax advisory services; (d) provide asset valuation services, including independently determining the underlying market value or price of any Voya assets; (e) perform services, functions, or responsibilities that BNY Mellon is prohibited from performing by Law; (f) assume or fill a fiduciary role for Voya or any Voya Agent; or (g) commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service (collectively, “Excluded Items”). BNY Mellon shall not perform for Voya or any Voya Fund any services not included in the Agreement, except as requested by Voya and agreed by the Parties pursuant to the Change Procedures.

(3)

Voya hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under the Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to any of the Services.

(4)	In the event that any assets of Voya constitute “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, Voya acknowledges and agrees that:

(a)	BNY Mellon shall only provide, under the Agreement, those Services set forth in the Agreement;

(b)	the provision of the Services by BNY Mellon shall not cause it to be considered a fiduciary under Section 3(21) of ERISA with respect to the assets of Voya;

(c)	in providing the Services, BNY Mellon is not responsible for providing, and shall not be required to provide, any investment advice, supervision, recommendations or management,

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nor have or exercise any discretionary authority or responsibility, for or over Voya assets or Voya Fund assets under the Agreement; and

(d)	Voya maintains and follows procedures intended to avoid any nonexempt “prohibited transaction” as defined in Section 406 of ERISA with respect to the assets of Voya and Voya Funds.

(5)

All Deliverables produced by BNY Mellon, as outlined in Exhibit 2, that are related to regulatory filings, Voya Fund board meetings (including the preparation of materials and minutes with respect thereto) and compliance by a Voya Fund with Rule 38a-1 under the Investment Company Act of 1940 will be subject to review and approval by Voya and its legal counsel. BNY Mellon disclaims liability and responsibility for the selection, qualifications and performance of a Voya Fund’s chief compliance officer and for the adequacy and effectiveness of a Voya Fund’s compliance program.

Section 3.02     KPIs. BNY Mellon shall perform the Services in accordance with the applicable KPIs. BNY Mellon’s performance against the KPIs shall be measured and assessed in accordance with the methodology set forth in Exhibit 4.

Section 3.03     Labor and Materials. Except as expressly provided in the Agreement, BNY Mellon shall perform all work necessary to provide the Services in accordance with the Agreement. Except as expressly provided in the Agreement (e.g., in Exhibit 1 or Exhibit 2), BNY Mellon shall furnish and pay for all labor, materials, services, facilities, equipment and computer resources (including the BNY Mellon IP and BNY Mellon Hardware) necessary to provide the Services and meet its obligations under the Agreement. BNY Mellon will comply with (a) the terms set forth in Exhibit 1 and (b) the applicable third party agreements (to the extent such agreements are provided in advance to BNY Mellon) applicable to such Voya IP. BNY Mellon shall not have any obligation to pay for use of the Voya Systems.

Section 3.04     Operating Procedures. BNY Mellon will maintain documented policies and procedures describing how BNY Mellon generally provides the Designated Services on a day-to-day basis (the “Operating Procedures”). BNY Mellon shall be available to answer questions from Voya and Governmental Authorities regarding the Operating Procedures. The Operating Procedures shall not create any binding obligations on Voya.

Section 3.05     BNY Mellon Policies.

(1)

BNY Mellon shall comply with BNY Mellon Policies when performing the Services. No modification by BNY Mellon of the BNY Mellon Policies will materially decrease the protection provided to Voya by the BNY Mellon Policies as of the Effective Date, unless approved by Voya in writing. BNY Mellon shall notify Voya of any material changes in BNY Mellon Policies as part of the meetings required under Exhibit 5, and shall permit Voya to conduct, virtually or at BNY Mellon’s offices and subject to BNY Mellon’s reasonable security requirements, a review of such BNY Mellon Policies upon Voya’s request, but not more often than twice a year unless requested in order for Voya to comply with a Governmental Authority’s request (provided, however, that no members of the Service Delivery Organization will be required to travel in connection with any such semi-annual reviews). As part of such reviews, BNY Mellon shall discuss with Voya and answer questions about the BNY Mellon Policies and any changes to such BNY Mellon Policies since the previous review.

(2)

BNY Mellon shall cause the members of the Service Delivery Organization to comply with the BNY Mellon Policies when performing Services. If BNY Mellon becomes aware of a non-de minimis failure by BNY Mellon or a member of the Service Delivery Organization to comply with

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a BNY Mellon Policy pertaining to BNY Mellon’s operational provision of Services (e.g., not related to an employee discipline issue) that may, on its own or in the aggregate with other violations, result in a material adverse impact on Voya, BNY Mellon shall promptly notify Voya of, and remediate, such non-compliance.

Section 3.06     Knowledge Sharing. Once per quarter (or more frequently in the event of material errors with respect to any of the Services or KPIs) BNY Mellon shall, upon Voya’s request, meet with Voya to: (1) assist Voya subject matter experts in understanding the performance of the Services, including any Changes implemented since the last meeting; and (2) answer Voya’s reasonable questions regarding the Systems and the Services; provided, however, that following the second anniversary of the Effective Date, such knowledge sharing meetings shall, upon Voya’s request, occur no more frequently than one time per rolling 12-month period.

Section 3.07     Reports. BNY Mellon shall provide the reports specified in the Agreement, including as set forth in Exhibit 2.

Section 3.08     Improved Technology. BNY Mellon shall: (1) jointly with Voya, identify cost-efficient methods to implement technology changes and proven methodologies and implement such changes and methodologies in accordance with the Change Procedures; (2) use commercially reasonable efforts to maintain a level of technology, in a manner consistent with other top-tier fund administration or business process outsourcing service providers; and (3) as part of the Executive Committee meetings conducted in accordance with Exhibit 5, meet with Voya to discuss any new information processing technology or business process that BNY Mellon is developing or technology or process trends and directions of which BNY Mellon is otherwise aware that could reasonably be expected to have an impact on Voya’s business. To the extent that BNY Mellon establishes an advisory board or other group for the purpose of evaluating and setting policy with regard to then-existing technology and available upgrades applicable to BNY Mellon’s services and such advisory board or other group includes client representatives, BNY Mellon will permit Voya to have at least one representative (to be selected by Voya) on such advisory board or other group, provided that such obligation will not require BNY Mellon to add additional Voya representatives to such board or other group if a Voya or a Voya Affiliate personnel already represents Voya or a Voya Affiliate on such board or other group.

Section 3.09     Continuous Improvement and Best Practices. Throughout the Term, BNY Mellon shall identify, seek Voya approval for and, after obtaining Voya approval, apply in accordance with the Change Procedures proven techniques and tools from other installations and organizations within its operations that would benefit Voya operationally or financially. BNY Mellon shall, from time to time, include updates with respect to such improvements, techniques and tools in the reports provided to Voya pursuant to the Agreement. BNY Mellon shall consider in good faith Voya suggestions and proposals for such improvements, techniques and tools. BNY Mellon shall make available to Voya all enhancements or new features to the Services that BNY Mellon generally makes available to BNY Mellon’s other customers (a) at no additional charge to Voya if such enhancements or features are typically provided to BNY Mellon’s other customers at no additional charge and (b) at the rates mutually agreed upon by the Parties for such enhancement or feature if such enhancement or feature is typically provided at an additional charge to BNY Mellon’s other customers.

Section 3.10     Acceptance of Deliverables and Milestones. Each Deliverable developed or otherwise provided and each Milestone completed by BNY Mellon as part of the Services shall be subject to the acceptance procedures set forth in this Section, unless otherwise agreed by the Parties in the Implementation Plan or Exhibit 2. Voya shall have the amount of time agreed by the Parties from the date on which a Deliverable or Milestone is delivered or reported as completed by BNY Mellon in which to determine whether the Deliverable or Milestone conforms to its acceptance criteria. If a Deliverable or

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Milestone does not meet, in a material way, any acceptance criteria for such Deliverable or Milestone, Voya shall notify BNY Mellon of such failure and BNY Mellon shall promptly correct such failure (but in any event within 10 Business Days after such notice or such period of time provided in Exhibit 2). BNY Mellon’s efforts to correct a Deliverable or Milestone shall be provided at no additional cost or expense to Voya, except to the extent that such failure is the result of a Relief Event or Voya’s breach of the Agreement. Acceptance shall in no way impair Voya’s rights under the representations and warranties set forth in Article 14 or act as a waiver of Voya’s rights or remedies under the Agreement.

Section 3.11     Exit Plan. No later than 90 days after Voya’s request, provided that such request may not be made before the first anniversary of the Go-Live Date, in accordance with Exhibit 13, BNY Mellon shall deliver to Voya the Exit Plan, by Designated Service, for Voya’s review and approval. BNY Mellon shall update such Exit Plan on an annual basis. Upon Voya’s request, BNY Mellon shall provide a copy of such updated plan to Voya for review and comment.

Section 3.12     Relief Event. If, and to the extent, BNY Mellon’s performance of an obligation pursuant to the Agreement is (1) prevented or delayed by the failure of Voya or any Voya Agent(s) to timely perform any of their obligations pursuant to the Agreement, (2) inaccurate due to the inaccuracy or incompleteness of Voya Data or Third Party Data (except to the extent such inaccurate or incomplete Third Party Data originates with a BNY Mellon Agent), then BNY Mellon shall be excused for such non-performance (or inaccurate performance) of its obligation and shall not be in breach of the Agreement or subject to liability under the Agreement for as long as such non-performance by Voya or such Voya Agent(s) continues or to the extent BNY Mellon’s inaccurate performance is the result of such inaccurate or incomplete Voya Data or Third Party Data (a “Relief Event”); provided that BNY Mellon (a) uses commercially reasonable efforts to mitigate the impact of such Relief Event, (b) continues to use commercially reasonable efforts (including emergency fixes and work-arounds) to perform such obligation, and (c) provides Voya notice of such non-performance by Voya as soon as is reasonably practicable after BNY Mellon knows of such non-performance or knows of such inaccurate or incomplete Voya Data or Third Party Data, but in no event later than 72 hours after actual discovery of such non-performance or inaccurate or incomplete Voya Data or Third Party Data, describing in reasonable detail the nature of such non-performance.

Section 3.13     Instructions and Authorized Persons.

(1)

To the extent reasonably requested by BNY Mellon, Voya shall cooperate with BNY Mellon and furnish (or, as applicable, procure the furnishing of) BNY Mellon with any and all instructions, explanations, information, specifications and documentation as reasonably necessary for BNY Mellon’s performance of its duties under this Agreement. Subject to BNY Mellon’s express obligations set forth in Exhibit 2 (as applicable), BNY Mellon, in performing the Services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications, and documentation furnished to it by or on behalf of Voya or a Voya Fund and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications, or documentation

(2)

BNY Mellon shall provide those Designated Services that require instruction from Voya in accordance with this Section and, as applicable, Exhibit 2. Prior to the Transition Date, the Parties will identify, as applicable, the authentication procedures that will apply to the instructions (or categories of instructions, as applicable), which shall be provided in the English language unless otherwise agreed in writing by BNY Mellon.

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(3)	For purposes of the Agreement, an “Instruction” means an instruction (which may be a standing instruction) provided by an Authorized Person and received by BNY Mellon in any of the following forms:

(a)	Oral Instructions;

(b)

in writing signed by the persons authorized to perform specific transactions by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the Services; or

(c)	by such other means as may be agreed upon in writing from time to time by BNY Mellon and the Voya Executive (or his or her designee) for giving the applicable instruction.

(4)

BNY Mellon shall, subject to the Standard of Care, comply only with an Instruction that has been verified in accordance with the procedures described in Exhibit 2, if any (the “Authentication Procedures”).

(5)	Provided that BNY Mellon has complied with applicable Authentication Procedures, BNY Mellon, acting in accordance with the Standard of Care, shall:

(a)	have no independent duty to ensure or verify that any purported Instructions received by BNY Mellon are duly authorized by an Authorized Person; and

(b)

have no obligation to act in accordance with a purported Instruction to the extent that BNY Mellon reasonably determines such Instruction to be inauthentic, incomplete, unclear, or in conflict with the terms of the Agreement, BNY Mellon Policies or applicable Law, provided that it promptly seeks confirmation or clarification of such Instruction from an officer of Voya.

(6)

An initial list of names, powers, and signatures of authorized persons is set forth in Exhibit 8; this list may be updated upon written notice by the Voya Executive (or his or her designee) (the “Authorized Persons”). BNY Mellon may rely upon the identity and authority of the Authorized Persons until it receives written notice from Voya to the contrary.

(7)

If an Oral Instruction is given under the Agreement, BNY Mellon may act on such Oral Instruction before receipt of any written confirmation and irrespective of whether any subsequent written confirmation conforms with such Oral Instruction.

(8)	If BNY Mellon is in doubt as to any action it should or should not take with respect to the provision of the Services, BNY Mellon may request the issuance of Instructions in respect thereof from Voya.

Section 3.14     Certain Limitations.

(1)

As between Voya and BNY Mellon, Voya is solely responsible for the accuracy and completeness of (a) the information contained in the Voya Documents submitted to BNY Mellon, (b) the information contained in any Offering Document, except for such information submitted in writing by BNY Mellon to Voya for inclusion therein and that relates to the Services or the Service Delivery Organization, (c) all Voya Data (not created by BNY Mellon or BNY Mellon Agents) and Third Party Data submitted to BNY Mellon for processing by Voya or its employees, agents and subcontractors (other than BNY Mellon or BNY Mellon Agents), general and limited partners (if any) and predecessor service providers, including information and data submitted by (i) any

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investment adviser providing services or acting for the benefit of the Voya or Voya Funds (“Investment Advisers”), (ii) any intermediaries or distributors, or their agents, in each case, other than BNY Mellon, acting for the benefit of the Voya Funds or Voya Fund Investors, including broker dealers, placement agents, administrators and brokers (“Intermediaries”) or (iii) custodians (other than BNY Mellon or any agent of BNY Mellon or a BNY Mellon Affiliate) that hold the assets of the Voya (“Custodians”) and trustees.

(2)

The errors or failures to act, including with respect to inaccurate information, by (a) any Person described in Section 3.14(1), (b) securities pricing services, (c) clearance or settlement systems or other third parties involved in clearance, trading or settlement, (d) any Persons who possess or process information about Voya, its products or investors in funds reasonably necessary for BNY Mellon to provide the Services and with whom BNY Mellon is required to engage or contact in order to exchange such information, including agents of Investment Advisers, Intermediaries, or Custodians, in each case other than BNY Mellon or its Affiliates or BNY Mellon Agents and (e) such other third parties as may from time to time be engaged by BNY Mellon at the written request of Voya to provide services to or for the benefit of Voya, may, in each clause (a) through (e), constitute a Relief Event under Section 3.12. All such Persons described in clauses (a) through (e) shall, to the extent acting in their capacity described in this Section 3.14, not be considered BNY Mellon Agents for purposes of the Agreement.

Section 3.15     Other Services and Activities: No Fiduciary. Notwithstanding any other provision of this Agreement to the contrary:

(1)

Voya acknowledges that BNY Mellon and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to Voya or other Persons. Because BNY Mellon may be prohibited under applicable Law or contractually from disclosing to Voya any information that may come to the knowledge of BNY Mellon or such Affiliates in the course of providing such services, neither BNY Mellon nor such Affiliates will be required or expected under this FASSA to do so. Subject to compliance with its confidentiality obligations hereunder, BNY Mellon may acquire, hold or trade for its own account or for the account of other Persons, any shares or securities in which Voya is authorized to invest (for itself or its customers), and BNY Mellon has no duty to account to Voya with respect thereto. For clarity, BNY Mellon may not acquire, hold or trade with any share or security based on information obtained under the Agreement.

(2)

BNY Mellon is not, under this FASSA, (a) acting as, and is not required to take any action that would require licensing or registration as, a fiduciary, an investment adviser, a certified public accountant, or a broker or dealer; or (b) providing investment, legal or tax advice to Voya or any other Person or acting as an independent accountant or auditor.

Section 3.16     Voya’s Third-Party Service Providers. BNY Mellon shall not, under the Agreement, bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service provider directly engaged by Voya, a Voya Affiliate or a Voya Fund.

ARTICLE 4     SERVICE DELIVERY ORGANIZATION.

Section 4.01     Service Delivery Organization Members.

(1)

Before assigning any individual to the Service Delivery Organization to perform Designated Services, BNY Mellon shall, at a minimum, conduct (or will have previously conducted when such individual was hired by BNY Mellon) or cause the applicable BNY Mellon Affiliate or BNY

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Mellon Agent to conduct, in compliance with all applicable Laws, an educational and prior work experience background check on each such individual in accordance with BNY Mellon Policies applicable to similarly situated employees in the applicable jurisdiction. BNY Mellon shall not assign any individual to the Service Delivery Organization to perform Designated Services (a) whose background check is not consistent with the information provided by such individual or such individual’s previous employer, (b) who has been convicted of, has an outstanding arrest warrant for, or pled guilty or nolo contendere to, a crime involving breach of trust or dishonesty, or (c) who refuses to provide consent with respect to performance of the background checks described in this Section. BNY Mellon (or the applicable BNY Mellon Affiliate or BNY Mellon Agent) shall maintain a copy of such background checks during the Term. In addition, BNY Mellon shall ensure (or shall have previously ensured when an individual was hired by BNY Mellon) that all members of the Service Delivery Organization that perform Designated Services in the United States are legally authorized to work in the United States.

(2)

BNY Mellon shall cause each member of the Service Delivery Organization that performs Designated Services to (a) comply with the confidentiality provisions of the Agreement, both during and after the Term (for so long as such provisions apply to BNY Mellon), and (b) assign, transfer and convey, to BNY Mellon all of their, right, title and interest in and to Developed IP, including all IP rights thereto, produced by such member pursuant to the Agreement.

Section 4.02     Key Positions.

(1)

BNY Mellon shall assign members of the Service Delivery Organization to fill the key roles identified in Exhibit 5 (each, a “Key Position”). The individuals filling the Key Positions shall perform the Services for the period of time and at the level of dedication set forth in Exhibit 5 for the applicable Key Position.

(2)

Before assigning an individual to a Key Position, whether as an initial assignment or during the Term as a replacement, BNY Mellon shall: (a) notify Voya of the proposed assignment; (b) introduce the individual to appropriate representatives of Voya; (c) provide Voya with a resume for the individual; and (d) obtain Voya’s approval for such assignment. If Voya does not approve such individual, BNY Mellon shall as soon as reasonably possible propose a replacement to Voya in accordance with this Section. BNY Mellon shall provide Voya with an updated list of all individuals filling Key Positions upon request by Voya.

(3)

BNY Mellon shall not replace or reassign an individual filling a Key Position for the period of time set forth in Exhibit 5 (measured from the date that such individual is first assigned to the applicable Key Position), unless: (a) the Voya Executive consents to such reassignment or replacement; or (b) such individual (i) voluntarily resigns from, or is dismissed by, BNY Mellon, (ii) fails to perform his or her duties and responsibilities pursuant to the Agreement, or (iii) dies, is disabled or is placed on long-term medical leave, provided that BNY Mellon shall use commercially reasonable efforts to avoid disrupting the Services as a result of replacing individuals filling Key Positions.

Section 4.03     Replacements.

(1)

In the event that any member of the Service Delivery Organization is found to be unacceptable to Voya for reasons that do not violate Law, Voya may request removal of such member of the Service Delivery Organization from the Voya account. Following such request, BNY Mellon and Voya shall meet and use diligent efforts to reach a mutually acceptable resolution to the removal request,

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and, if such resolution is reached, provide a replacement for such member of the Service Delivery Organization acceptable to Voya as soon as reasonably possible.

(2)

BNY Mellon shall as soon as reasonably possible, use commercially reasonable efforts to replace a Service Delivery Organization member who is terminated, resigns or otherwise ceases to perform the Services with an individual with equal or better qualifications to perform the Services and shall otherwise maintain backup and replacement procedures for the Service Delivery Organization to maintain continuity of the Services.

(3)

Except as otherwise provided in the Agreement, or otherwise agreed in writing by Voya, BNY Mellon shall not invoice Voya for, and Voya shall have no obligation to pay any amounts with respect to, time to train an individual appointed to the Service Delivery Organization, including with respect to training for an individual replacing an individual who was removed from the Service Delivery Organization.

Section 4.04     Subcontracting.

(1)	The BNY Mellon Agents (or categories of BNY Mellon Agents (e.g., staff augmentation firms)) approved to perform the applicable Services without further consent by Voya are set forth in Exhibit 9.

(2)

Subject to Section 4.04(1), BNY Mellon shall not subcontract or delegate the performance of any Services, or any part thereof, without the consent of Voya, provided that BNY Mellon may (a) subcontract or delegate performance of the Services or obligations under the Agreement to a wholly-owned Affiliate of BNY Mellon without the consent of Voya, but upon notice to Voya, and (b) without providing notice to Voya or obtaining Voya’s approval, use BNY Mellon Affiliates and third parties that are firms of national repute to perform the following indirect support activities: audit, accounting, risk, tax, legal, compliance, information technology support, including the use of third party software tools, software support and cloud computing, records and data storage, and data aggregation and compilation functions (collectively, the “Indirect Activities”), provided that to the extent that such Indirect Activities involve the use, storage or processing of Voya Data, the performance of such Indirect Activities will be subject to the obligations and restrictions imposed on BNY Mellon and BNY Mellon Agents under the Agreement, including the Agreement’s confidentiality obligations and restrictions related to the transfer of Voya Data.

(3)

No subcontracting or delegation of BNY Mellon’s obligations under the Agreement (or use of any entity or software to perform Indirect Activities) shall release BNY Mellon from its responsibility for its obligations under the Agreement and BNY Mellon shall be responsible for the compliance and noncompliance with the terms of the Agreement by the BNY Mellon Agents (and the entities that perform Indirect Activities) in connection with any such subcontracting or delegation (or performance of Indirect Activities). Except to the extent set forth in the Fees Schedule or otherwise agreed by the Parties, BNY Mellon shall be responsible for all payments to the BNY Mellon Agents.

ARTICLE 5     SERVICE LOCATIONS.

Section 5.01     Approved Service Locations. BNY Mellon shall provide the Services only from the Service Locations. If BNY Mellon seeks to add a new Service Location, BNY Mellon will obtain Voya’s prior written consent. If BNY Mellon elects to move Services among existing Service Locations, BNY Mellon shall provide Voya at least 90 days’ prior notice before effecting any such relocation.

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Section 5.02     [REDACTED]

ARTICLE 6     LICENSES AND PROPRIETARY RIGHTS.

Section 6.01     Voya IP. To the extent BNY Mellon requires use of the Voya IP in connection with providing the Services, Voya hereby grants BNY Mellon a global, royalty-free, fully paid up, revocable, nonexclusive, nontransferable license for BNY Mellon and BNY Mellon Agents to access and use the Voya IP (but only to the extent permitted by an applicable third-party license agreement), provided that (a) any restrictions in such third-party license agreements have been disclosed to BNY Mellon in writing in advance, and (b) Voya shall be responsible for obtaining necessary consents for BNY Mellon to access and use the Voya IP. Such license shall be only for the Term and shall be limited to the extent necessary for BNY Mellon and BNY Mellon Agents to perform their obligations hereunder.

Section 6.02     BNY Mellon IP.

(1)

With respect to BNY Mellon IP that is made available to Voya in connection with the Services, to the extent Voya requires use of such BNY Mellon IP in connection with its receipt of the Services, BNY Mellon hereby grants Voya during the Term a global, royalty-free (other than amounts embedded in the Fees), fully paid up, irrevocable, nonexclusive license for Voya to access, and use such BNY Mellon IP in connection with its receipt of the Designated Services. Except with respect to BNY Mellon’s competitors, such license extends to third parties providing services to Voya to the extent necessary for such services to be provided by such third parties; provided that such third parties are bound by confidentiality obligations and access and use restrictions at least as restrictive as those of Voya under the Agreement.

(2)

BNY Mellon may change, supplement, or modify the BNY Mellon IP that BNY Mellon uses to provide the Services, provided such change, supplement, or modification shall not adversely impact the Services, and, to the extent such change, supplement or modification results in a Change, such Change shall be processed in accordance with the Change Procedures.

(3)

With respect to the BNY Mellon IP that is embedded in Deliverables, BNY Mellon hereby grants Voya a global, royalty-free, fully paid up, perpetual, irrevocable, nonexclusive, sublicensable license for Voya to access, use, copy, and maintain such BNY Mellon IP solely as embedded in such Deliverables and solely in connection with Voya’s internal business operations, including Voya’s disclosure to Voya Agents, Governmental Authorities and current and prospective Voya Fund Investors and their advisors.

(4)

Voya acknowledges for itself and related users that certain information provided by BNY Mellon may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of Voya. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights

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of the appropriate licensor (“Licensor”) with respect to such information. Therefore, Voya, on behalf of itself and related users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon in any way without the express written permission of BNY Mellon and the Licensor with respect to the Designated Services.

Section 6.03     Developed IP. Unless otherwise agreed to in writing by the Parties, Voya shall own and have all right, title and interest in and to the Developed IP and BNY Mellon agrees that Developed IP that are a work of authorship shall be deemed to be created and prepared as, and shall therefore constitute, a “work made for hire” by Voya as the “author” and owner to the extent permitted by United States copyright law. Subject to Section 6.02(3), BNY Mellon hereby irrevocably assigns, transfers and conveys to Voya all of its right, title and interest in and to the Developed IP. BNY Mellon shall execute any documents (or take any other actions) as may be necessary, or as Voya may reasonably request, to perfect the ownership of Voya in the Developed IP.

Section 6.04     Consents, Approvals and Requests.

(1)

BNY Mellon shall, at its cost and expense, obtain, maintain and comply with the BNY Mellon Consents, if any. Voya shall comply with the BNY Mellon Consents. In the event BNY Mellon is unable to obtain a BNY Mellon Consent, BNY Mellon shall implement (at its own cost and expense), subject to Voya’s prior approval, a work-around as necessary to enable BNY Mellon to provide the Services without such consent. Upon Voya’s request, BNY Mellon shall provide Voya with evidence of any BNY Mellon Consent.

(2)

Voya shall, at its cost and expense, obtain, maintain and comply with the Voya Consents, if any. BNY Mellon shall comply with the Voya Consents. In the event Voya is unable to obtain a Voya Consent, Voya shall implement (at its own cost and expense) a work-around as necessary to enable BNY Mellon to provide the Services without such consent. Upon BNY Mellon’s request, Voya shall provide BNY Mellon with evidence of any Voya Consent.

(3)

Each Party shall reasonably cooperate with the other in obtaining the Voya Consents and BNY Mellon Consents, as applicable, including by executing reasonable confidentiality agreements if required by the applicable third party.

Section 6.05     Replacement of Materials.

(1)

If any BNY Mellon IP used to provide the Services is found by a court of competent jurisdiction to infringe (or BNY Mellon believes that it will infringe, including via settlement or license) any IP rights of any third party and such infringement affects the receipt of Services by Voya and, provided that such infringement was not the result of any Unpermitted Use, then BNY Mellon shall, at BNY Mellon’s option, either: (a) procure for Voya the right to continue using or receiving the applicable BNY Mellon IP; or (b) replace or modify the applicable BNY Mellon IP to be non-infringing without (i) degradation or loss of functionality; (ii) imposing any material or adverse (to Voya) change to the manner in which Voya receives the Services, or (iii) causing Voya to incur any additional costs or expenses. Any additional costs associated with implementing any of the above shall be borne by BNY Mellon. To the extent BNY Mellon cannot accomplish clause (a) or (b) through commercially reasonable efforts, Voya may terminate the applicable Services that rely, directly or indirectly, on such BNY Mellon IP.

(2)

If any Voya IP used to provide the Services is found by a court of competent jurisdiction to infringe (or Voya believes that it will infringe, including via settlement or license) any IP rights of any third party and such infringement affects the delivery of Services by the BNY Mellon and provided that

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such infringement was not the result of any (a) use of the Voya IP by BNY Mellon in contravention of the Related Documentation or license granted to BNY Mellon under Section 6.01; (b) modifications made by BNY Mellon or BNY Mellon Agents other than at the written direction of Voya; (c) Voya complying with instructions or designs required or provided by BNY Mellon where such compliance necessarily would give rise to such infringement; or (d) combination of the Voya IP by BNY Mellon or BNY Mellon Agents with products or systems not reasonably anticipated by the Parties, then Voya shall, at Voya’s option, (i) procure for BNY Mellon the right to continue using or receiving the applicable Voya IP; or (ii) replace or modify the applicable Voya IP to be non-infringing without degradation or loss of functionality. Any costs associated with implementing any of the above shall be borne by Voya. Voya’s failure to procure or replace the infringing Voya IP in accordance with this paragraph may result in a Relief Event.

(3)

BNY Mellon and Voya’s respective rights and obligations set forth in this Section 6.05 shall be in addition to, and not in lieu of, BNY Mellon and Voya’s respective rights and obligations under the Agreement.

ARTICLE 7     DATA.

Section 7.01     Ownership of Data.

(1)

To the extent BNY Mellon has or acquires rights in Voya Data, BNY Mellon hereby irrevocably assigns, transfers and conveys to Voya (or the entity of Voya designated by Voya) all of its right, title and interest in and to Voya Data. Upon Voya’s request, BNY Mellon shall execute any documents (or take any other actions) as may be necessary to enforce these rights of Voya in Voya Data. To the extent BNY Mellon possesses or is otherwise in control of Voya Data, BNY Mellon shall at all times provide Voya with reasonable access to such Voya Data.

(2)

BNY Mellon may aggregate data generated as a result of BNY Mellon performing the Services with other data collected or calculated by BNY Mellon, and BNY Mellon will own all such aggregated data products, provided that BNY Mellon shall not distribute the aggregated data in a format that identifies Voya, a Voya Fund, or any particular individual after such aggregation. To the extent that such aggregated data products incorporate Voya Data and subject to BNY Mellon’s compliance with this Section 7.01(2), Voya authorizes BNY Mellon to use such Voya Data in the applicable aggregated data products; provided, however, Voya shall retain ownership of any Voya Data that is a component of such aggregated data products.

Section 7.02     Correction of Errors. BNY Mellon shall promptly (1) notify Voya of errors or inaccuracies in Voya Data if and when BNY Mellon actually becomes aware of such errors or inaccuracies, (2) correct any such known errors or inaccuracies at its cost and expense to the extent such errors or inaccuracies are caused by BNY Mellon’s act or omission and (3) correct such errors or inaccuracies upon Voya’s request and at Voya’s cost and expense to the extent such errors or inaccuracies are not caused by BNY Mellon’s act or omission. In the event of a dispute as to which Party caused such error or inaccuracy, BNY Mellon shall promptly correct such error or inaccuracy at its cost and expense as directed by Voya pending the resolution of such dispute in accordance with the Dispute Resolution Procedures. If it is determined through the Dispute Resolution Procedures that BNY Mellon did not cause such error or inaccuracy, Voya shall compensate BNY Mellon (using the rates agreed upon by the Parties based on BNY Mellon’s then-current rates for such services) for BNY Mellon’s performance of the services necessary to correct such error or inaccuracy.

Section 7.03     Data Security and Computer Access.

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(1)

BNY Mellon shall comply with the information security obligations set forth in the separate Benefits Distribution Agreement, by and between the Parties or their Affiliates (or other agreement agreed upon by the Parties), provided that prior to such agreement taking effect, BNY Mellon shall comply with Exhibit 11 (collectively, “Data Safeguards”). The Data Safeguards shall apply to BNY Mellon’s receipt, processing, and handling of Voya Data to the extent (a) such Voya Data is in BNY Mellon’s possession or control, or (b) BNY Mellon is accessing Voya Data that is in Voya’s possession or control during the period of such access. BNY Mellon shall not modify the Data Safeguards in a manner that would be reasonably likely to adversely impact the security of Voya Data or Voya Systems without Voya’s consent.

(2)

When accessing and using Voya Systems, BNY Mellon shall comply with the data security and computer access requirements reasonably required by Voya with respect to such Voya Systems (including restrictions imposed by applicable third party licensors), as such requirements are reasonably provided to BNY Mellon in advance and in writing. For clarification, BNY Mellon is not responsible for business continuity and/or disaster recovery services with respect to any such Voya Systems.

(3)

Upon Voya’s request no more than once per year, BNY Mellon will complete Voya’s Vendor Risk Assessment (“VRA”) process, which includes completing a detailed information security questionnaire. BNY Mellon will not knowingly provide any false or misleading information in connection with the VRA process.

Section 7.04     Information Security Audit. BNY Mellon shall conduct penetration testing (including through a reputable third party recognized by the information security industry), at least once every rolling 12-month period, to review and assess the adequacy of BNY Mellon’s information security measures, and BNY Mellon shall, at Voya’s request, provide Voya with evidence that such testing has been performed.

ARTICLE 8     FEES AND INVOICING.

Section 8.01     Fees. Voya shall pay to BNY Mellon the undisputed fees set forth in Exhibit 3 for the performance of the Services described in the Agreement (the “Fees”) in U.S. dollars within 45 days after receipt of a correct invoice from BNY Mellon in accordance with Section 8.04. Voya shall be under no obligation to pay Fees for Services not provided by BNY Mellon or for Services re-performed due to a default by BNY Mellon of the performance of its obligations under the Agreement.

Section 8.02     Expenses. The expenses set forth in Exhibit 3 will be payable in accordance with Exhibit 3. Except as expressly set forth in Exhibit 3, Voya shall have no obligation to pay to (or reimburse to) BNY Mellon or a BNY Mellon Agent any amounts in addition to the Fees.

Section 8.03     Currency. Each invoice submitted to Voya shall be denominated and paid in U.S. dollars.

Section 8.04     Invoices.

(1)

BNY Mellon and each BNY Mellon Agent shall invoice Voya in accordance with the procedure set forth in Exhibit 3. BNY Mellon shall provide with each invoice such reasonable documentation supporting the charges as Voya may reasonably request.

(2)	BNY Mellon shall maintain, in secure locations (to prevent destruction and unauthorized access) and in accordance with Generally Accepted Accounting Principles and Practices, records sufficient

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to substantiate the Fees, including such records required to be kept by Governmental Authorities. BNY Mellon shall retain such records in accordance with statutory requirements and, to the extent applicable, BNY Mellon’s record retention policies, but in no case less than the longer of the period required by Law and seven years after the date of creation of each such record. Such records shall be accessible pursuant to Article 11.

Section 8.05     Credits. A credit or reimbursement due to Voya by BNY Mellon shall be applied against any invoice payable by one or more members of Voya, as designated by Voya. In the event there are no further invoices payable by Voya under the Agreement, unused credits shall be paid to Voya no later than 45 days after the expiration or termination of the Agreement.

Section 8.06     No Other Charges Permitted. Except as otherwise set forth in Exhibit 3 (e.g., with respect to Voya-approved expenses), the Fees shall fully compensate BNY Mellon for providing the Services and for all of the resources and materials used to provide the Services. If the Services are changed pursuant to the Change Procedures, the Fees shall be adjusted only to the extent specifically stated in the applicable Change order. Except as otherwise set forth in Exhibit 3, there is no separate charge for BNY Mellon’s provision or Voya’s use of any underlying services or resources that may be required for delivery of the Services (e.g., there are no separate charges for BNY Mellon’s Software or Hardware). Voya shall not be responsible for the payment of any charges, fees or other amounts not expressly described or referenced in the Agreement (including Exhibit 3).

ARTICLE 9     TAXES.

Section 9.01     In General.

(1)

Subject to the other provisions of this Article, the Fees paid to BNY Mellon are exclusive of applicable Service Taxes. Voya shall be financially responsible for Service Taxes, which are required to be remitted by BNY Mellon only to the extent BNY Mellon issues a legally valid invoice with the detail required by Section 9.04.

(2)	BNY Mellon shall collect and remit applicable Service Taxes in all applicable jurisdictions as required by Law.

Section 9.02     Income Taxes. Each Party shall be responsible for its own Income Taxes and taxes on its personal property.

Section 9.03     Tax on Inputs.

(1)

Each Party shall be responsible for Service Taxes payable on Hardware, Software or property such Party owns or leases from a third party, or for which such Party is financially responsible under the Agreement.

(2)

BNY Mellon shall be responsible for all Service Taxes on goods or services used or consumed by BNY Mellon in providing the Services (including services obtained from subcontractors) where such Service Taxes are imposed on BNY Mellon’s acquisition or use of such goods or services.

Section 9.04     Invoicing. To the extent that a Service Tax is to be paid by Voya, BNY Mellon shall separately identify such Service Tax. The Parties shall reasonably cooperate to segregate the Fees into the following separate payment streams: (1) those for taxable goods or Services; (2) those for nontaxable goods or Services; (3) those for which Service Tax has already been paid; and (4) those for which BNY Mellon functions merely as a paying agent for Voya in receiving goods, supplies or services

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(including leasing and licensing arrangements) that otherwise are nontaxable or have been previously subject to Service Tax.

Section 9.05     Withholding Tax. Voya shall be responsible for paying all withholding taxes on cross-border payments, in the applicable country, to the extent such taxes are lawfully levied by a duly constituted Tax Authority and are attributable to BNY Mellon’s performance of (or invoice and receipt of payment for) Services for any reason from a location outside the applicable country in which Voya entity is located. Voya shall provide reasonable cooperation and any available documentation to assist BNY Mellon in seeking a lower withholding tax rate pursuant to double tax treaties.

Section 9.06     Filings and Registrations. Each Party shall file appropriate tax returns, and pay applicable taxes owed, arising from or related to the provision of the Services in applicable jurisdictions.

Section 9.07     Cooperation. In accordance with the indemnification procedures set forth in Article 15, Voya and BNY Mellon shall promptly notify each other and coordinate with each other in the response to and settlement of any claims for Service Taxes asserted by applicable Tax Authorities that Voya or BNY Mellon is responsible for under the Agreement. In addition, each of Voya and BNY Mellon shall reasonably cooperate with the other to more accurately determine each Party’s tax liability and (without incurring additional aggregate costs) to minimize the other Party’s tax liability, to the extent legally permissible. Each of Voya and BNY Mellon shall provide and make available to the other any resale certificates, information regarding out-of-state sales or use of equipment, materials or services and any other exemption certificates or information requested by a Party. Voya and BNY Mellon each shall be entitled to any tax refunds, credits or rebates obtained with respect to the taxes for which such party is financially responsible under the Agreement.

ARTICLE 10     GOVERNANCE AND CHANGE CONTROL.

Section 10.01     Governance. The Parties shall comply with the governance procedures set forth in Exhibit 5.

Section 10.02     Changes of Scope. Any Changes to the Services not otherwise contemplated in the Agreement shall be made in accordance with the applicable Change Procedures described in Exhibit 5.

Section 10.03     Dispute Resolution.

(1)

A dispute arising under the Agreement that is not resolved in the ordinary course of business shall be considered in person or by telephone by the Site Lead and Voya Service Delivery Manager within five Business Days after receipt of a notice from either Party specifying the nature of the dispute. If the Site Lead and the Voya Service Delivery Manager are unable to resolve the dispute within such five-Business Day period (or do not meet within such period), the dispute shall be escalated to the BNY Mellon Executive and the Voya Executive for resolution.

(2)

If the BNY Mellon Executive and the Voya Executive are unable to resolve the dispute within 10 Business Days after escalation (or are unable to meet within such period), then either Party may pursue its rights and remedies under the Agreement, including initiating judicial proceedings.

(3)	The foregoing shall not prevent or delay either Party from seeking equitable remedies available under Law.

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ARTICLE 11    AUDITS.

Section 11.01     Service Audits. During the Term but not more frequently than once per year, upon reasonable prior notice to the BNY Mellon Executive, BNY Mellon shall provide Voya Auditors with access to, and assistance and information that they may reasonably require with respect to, the Service Locations and Services for purposes of auditing BNY Mellon’s compliance with the Agreement. Upon notification that an audit identifies that BNY Mellon is not in compliance with the Agreement, BNY Mellon shall promptly correct such noncompliance (wherein the manner of remediation shall be in accordance with BNY Mellon’s own policies and procedures regarding remediation; provided, however, that BNY Mellon may not unduly delay any such remediation).

Section 11.02     Financial Audits. During the Term and for three years thereafter, upon notice to the BNY Mellon Executive, BNY Mellon shall provide Voya Auditors with access to such records and supporting documentation as may be requested by Voya Auditors to audit and determine if the Fees are accurate and in accordance with the terms and conditions of the Agreement. If such audit reveals that BNY Mellon has overcharged Voya, upon notice of the amount of such overcharge: (1) BNY Mellon shall promptly provide a credit to Voya for the amount of the overcharge; and (2) if the amount of the overcharge is greater than five percent of the amount of Fees that were subject to the audit, BNY Mellon shall promptly reimburse Voya for the reasonable cost and expense of such audit.

Section 11.03     Control Audits during Stub Period. During the period of time at the beginning of the Term that BNY Mellon is utilizing Voya Systems identified in the Implementation Plan to provide certain Services (i.e., prior to the transition of the provision of such Services to BNY Systems) (the“ Stub Period”), BNY Mellon shall reasonably assist Voya in addressing its audit control requirements with respect to the provision of Services from such Voya Systems, including by participating in reasonable audit reviews by Voya’s auditors with respect to the provision of Services from such Voya Systems. To the extent that a material finding or deficiency results from such an audit review, BNY Mellon shall cooperate with Voya and shall use commercially reasonable efforts to agree with Voya upon (and to implement) an appropriate response.

Section 11.04     SSAE. At least on a yearly basis during the Term, after the Stub Period described above has ended, BNY Mellon shall, at its cost and expense, engage an internationally recognized third-party auditor to provide a Statement on Standards for Attestation Engagements No. 18 SOC 1 Type II (“SSAE”) report that covers each Service Location used to provide the Services. As soon as reasonably practicable following BNY Mellon’s receipt of any such SSAE report during the Term, BNY Mellon shall provide Voya and its external auditors with a copy of such report to the extent related to the provision or receipt of the Services. Upon Voya’s reasonable request, BNY Mellon shall deliver to Voya a bridge letter from an appropriate representative of BNY Mellon stating that, to the best of such person’s knowledge, there have been no changes to BNY Mellon’s internal controls, as described in the most recent SSAE report provided by BNY Mellon’s independent auditors (and as provided to Voya), which would materially or adversely affect the internal control environment. Each SSAE report shall be deemed to be the Confidential Information of BNY Mellon.

Section 11.05     Regulatory Audits. BNY Mellon shall, upon reasonable prior notice when possible, make all books and records available to the applicable Voya or Voya Fund regulators and state government representatives or their designees to audit, evaluate and inspect BNY Mellon’s books and records for Voya and such Voya Fund. BNY Mellon agrees to reasonably cooperate with and assist Voya in meeting any regulatory requirements related to audits or inspections imposed upon Voya to the extent that Voya notifies BNY Mellon of such requirements.

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ARTICLE 12     CONFIDENTIAL INFORMATION.

Section 12.01     Generally. Each Party agrees that: (1) it shall keep and maintain all Confidential Information of the other Party in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure, but in no event less than a commercially reasonable degree of care; (2) it shall use and disclose Confidential Information solely for the purposes for which such information, or access to it, is provided pursuant to the terms of the Agreement and shall not use or disclose Confidential Information for such Party’s own purposes or for the benefit of anyone other than the other Party; and (3) it shall not, directly or indirectly, disclose Confidential Information of the other Party to anyone outside of the other Party, except with the other Party’s consent.

Section 12.02     Permitted Disclosure. A Party (the “Receiving Party”) may disclose relevant aspects of the Confidential Information of the other Party (the “Disclosing Party”) to the officers, directors, employees, professional advisors (including accountants and insurers), Affiliates, contractors and other agents of the Receiving Party (including, with respect to BNY Mellon, entities that perform Indirect Activities) to the extent such disclosure is necessary for the current or future performance of the Receiving Party’s obligations to the Disclosing Party (or as otherwise permitted under the Agreement); provided that the Receiving Party causes such Confidential Information to be held in confidence by the recipient to the same extent and in the same manner as required under the Agreement. In addition, (1) subject to Section 12.07, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required to comply with Law (provided that to the extent permissible by Law, the Receiving Party provides the Disclosing Party with prior notice of such disclosure and works with the Disclosing Party to resist or limit the scope of such disclosure and further provided that the Receiving Party limits such disclosure to the information or records required to satisfy the request or inquiry and to the entity (or entities) to whom such disclosure is required to be made), (2) each Party may disclose Confidential Information of the other Party to Governmental Authorities having jurisdiction over such Party, subject to Section 12.03, (3) Voya may disclose Confidential Information of BNY Mellon relating to the Services to the Voya Funds and their external auditors in connection with a response by Voya to requests for information, proposal or due diligence from Voya Fund Investors or Voya Auditors, provided that (a) no such BNY Mellon Confidential Information may be provided to Voya Fund Investors (or such Voya Fund Investors’ representatives or designees) and (b) any such Voya Fund or third party receiving such Confidential Information of BNY Mellon shall be subject to confidentiality obligations that are no less restrictive than those set forth in the Agreement, and (4) BNY Mellon may disclose the Confidential Information of Voya and the Voya Funds to (a) BNY Mellon Affiliates, (b) BNY Mellon Agents, and (c) other third parties (to the extent instructed by Voya), in each case, to the extent necessary to provide the Services.

Section 12.03     Disclosures to Governmental Authorities.

(1)

In the event that BNY Mellon is subject to an information request in connection with a routine examination by a regulatory, self-regulatory or supervisory authority having appropriate jurisdiction over BNY Mellon that is not specifically targeted at Voya, BNY Mellon may comply with such request without providing notice provided that BNY Mellon requests that confidential treatment be accorded to any Confidential Information so disclosed.

(2)

If BNY Mellon receives any order, demand, warrant, or any other document requesting or purporting to compel the production of Voya’s Confidential Information under applicable Law, BNY Mellon shall (except to the extent (a) Section 12.04(1) applies, or (b) otherwise prohibited by applicable Law) promptly notify Voya in writing and shall not disclose such Confidential Information to the third party without providing Voya a reasonable amount of time (but not less than five Business Days) following such notice, so that Voya may, at its own expense, exercise such rights as it may have under Law to prevent or limit such disclosure. BNY Mellon shall provide

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Voya with copies of any related information so that Voya may take appropriate action to protect Voya’s Confidential Information and shall cooperate with Voya with respect to any action taken with respect to such request, complaint, order or other document, including to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to Confidential Information. Unless compelled by Law, pending resolution of Voya’s efforts to prevent such disclosure, BNY Mellon shall not disclose the applicable Confidential Information.

Section 12.04     Exclusions.

(1)

The restrictions on use and disclosure in Section 12.01 shall not apply to Confidential Information: (a) already known to a Party on a non-confidential basis, as demonstrated by prior existing records, when it was disclosed by the other Party; (b) that is or becomes known to the public through no fault of a Party or its employees, agents or contractors; (c) that is received by a Party from a third party where such Party is unaware, after reasonable inquiry, that such Confidential Information is subject to a confidentiality or other nondisclosure agreement; or (d) developed by a Party independently of disclosure by or receipt from the other Party.

(2)

Notwithstanding the foregoing, BNY Mellon may (a) use Voya’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including Indirect Activities providers, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage) (“Centralized Functions”) and (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations with respect to Voya’s Confidential Information at least as comprehensive as those required of BNY Mellon hereunder. In connection with the Centralized Functions, Voya consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Voya Funds to BNY Mellon Affiliates and to its third-party service providers who are subject to confidentiality obligations with respect to such information. Voya confirms that it is authorized to agree to and to authorize the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate relevant data protection legislation.

Section 12.05     Return of Materials. Upon the Disclosing Party’s request and as directed by the Disclosing Party, the Receiving Party shall promptly return or erase and destroy, at the Disclosing Party’s direction, Confidential Information of the Disclosing Party and written materials that contain, summarize or describe Confidential Information of the Disclosing Party in its possession, except to the extent the Receiving Party (1) has a license to such materials under the Agreement or (2) is required to retain particular Confidential Information in order to comply with Law or the Receiving Party’s internal record retention requirements.

Section 12.06     Unauthorized Acts. Each Party shall immediately notify the other of unauthorized possession, use or knowledge of the other’s Confidential Information, including disclosure of the other Party’s Confidential Information to an unintended recipient, of which such Party is aware.

Section 12.07     Legal Process; Complaints.

(1)

If Voya notifies BNY Mellon that any of the information of or relating to Voya or its business, employees, vendors, customers or subscribers (“Covered Data”) in BNY Mellon’s possession or control may be subject to future discovery due to the reasonable anticipation of litigation or otherwise, then BNY Mellon shall implement, within a reasonable time period, measures to preserve the Covered Data in accordance with the processes and policies that BNY Mellon employs

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for its data in response to anticipated litigation. To the extent operationally practicable and in BNY Mellon’s reasonable discretion, BNY Mellon will fulfill any additional requests by Voya with respect to preserving Covered Data. At Voya’s reasonable request, BNY Mellon shall provide a written description of the preservation efforts undertaken pursuant to this Section and comply with subpoenas related to BNY Mellon’s Covered Data preservation efforts.

(2)

If BNY Mellon receives actual notice of a complaint, subpoena, document request, investigatory demand or other judicial, regulatory or governmental process seeking disclosure of Covered Data (a “Complaint”), then BNY Mellon shall promptly, unless legally prohibited from doing so, notify Voya of such Complaint and provide Voya with all documentation in BNY Mellon’s possession related thereto. BNY Mellon shall not provide any Covered Data or information about the Covered Data in response to a Complaint unless and until either (a) Voya consents in writing or (b) BNY Mellon is ordered to do so by a court of competent jurisdiction after Voya has had, if not legally prohibited, an opportunity to contest any discovery request related to a Complaint in the applicable court of law. BNY Mellon shall cooperate with Voya in the filing of any objection, motion to quash or similar effort to limit or block any such discovery request; provided that as part of such cooperation, BNY Mellon is not obligated under this Section to pay any fees to outside counsel engaged by Voya, subject to any applicable indemnification obligations set forth in Article 15.

(3)

After receiving a request from Voya to provide Voya with the extracted copies of Covered Data that is subject to a Complaint, BNY Mellon will produce the specifically identified Covered Data to Voya within a reasonable time period for the type of Covered Data requested.

ARTICLE 13    COMPLIANCE WITH LAWS.

Section 13.01     Voya. Voya shall comply with all Laws applicable to Voya.

Section 13.02     BNY Mellon.

(1)

BNY Mellon shall comply with all Laws applicable to BNY Mellon (a) generally in connection with its delivery of the Services and (b) applicable to it in its capacity as a service provider delivering the Services.

(2)

Voya may direct BNY Mellon by written instructions on the method of compliance with Laws applicable to Voya (each, a “Compliance Directive”). To the extent reasonably acceptable to BNY Mellon, BNY Mellon shall comply with all such Compliance Directives. For the avoidance of doubt and subject to Section 13.02(1), BNY Mellon, itself, shall assume no obligation to comply with Laws applicable to Voya.

(3)

If BNY Mellon reasonably determines that performance of the Services requires an interpretation of a Law, BNY Mellon shall present to Voya the issue for interpretation and Voya shall provide such interpretation to BNY Mellon by a Compliance Directive. BNY Mellon shall be authorized to act and rely on, and shall promptly implement, such Compliance Directive in the performance and delivery of the Services. The Parties shall resolve questions of interpretation and shall implement the resulting Voya interpretation on an expedited basis.

(4)

BNY Mellon shall not be responsible for a failure to comply with a Law to the extent that BNY Mellon relies on, and complies with, a Compliance Directive. If a Compliance Directive is inconsistent with BNY Mellon’s standard approach to compliance with an applicable Law, then any incremental cost incurred by BNY Mellon to comply with the Compliance Directive shall be determined in accordance with the Change Procedures and will be borne by Voya.

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Section 13.03     Changes to Laws.

(1)

BNY Mellon shall promptly notify Voya of changes in Law of which it becomes aware that may relate to Voya’s use of the Services or BNY Mellon’s delivery of the Services. The Parties shall work together to identify the impact of such changes on Voya’s use and BNY Mellon’s delivery of the Services.

(2)

Each Party shall bear the cost to comply with changes in Law applicable to such Party. If any other customer of BNY Mellon requires a change to the services similar to the Services that it receives from BNY Mellon to account for a change in Law applicable to Voya, BNY Mellon shall apportion such costs among its affected customers on an equitable basis and any labor resources required by BNY Mellon to complete such changes shall be calculated based the rates agreed upon by the Parties based on BNY Mellon’s then-current rates for such services; provided, however, that between the Parties, BNY Mellon shall be solely responsible for BNY Mellon’s costs resulting from implementing changes to BNY Mellon Systems that are necessary to comply with Law.

Section 13.04     Cooperation with Regulators. As directed by Voya, BNY Mellon shall work with those Governmental Authorities that regulate Voya in an open and cooperative way, including by: (1) meeting with such Governmental Authorities; (2) coordinating with Voya to provide to representatives or appointees of such Governmental Authorities materials, records and information relating to the Services or allowing such representatives or appointees access to such materials, records and information relating to the Services and providing such facilities as such representatives or appointees may reasonably require; and (3) permitting representatives or appointees of such Governmental Authorities to have access on demand to its premises to the extent relating to the Services.

Section 13.05     Right to Receive Instructions and Advice.

(1)

If BNY Mellon obtains a formal legal written opinion from a nationally recognized law firm with respect to its compliance with a Law or the Voya Documents, BNY Mellon shall provide Voya notice (including a copy) of such opinion. Provided that Voya has not provided a conflicting Compliance Directive with respect to such Law, BNY Mellon may rely on such opinion with respect to its performance of the Designated Services and, provided it has complied with such opinion, BNY Mellon shall be excused from any liability to the extent based on such reliance and compliance.

(2)

In the event of a conflict between a Compliance Directive and a formal written legal opinion received by BNY Mellon in accordance with Section 13.05(1), BNY Mellon shall notify Voya of such conflict, which notice will include a copy of such written legal opinion, an explanation of how such written legal opinion conflicts with the applicable Compliance Directive and a description of how BNY Mellon will perform the Designated Services in light of such written legal opinion. Following receipt of such notice, Voya will notify BNY Mellon in writing of whether it (a) objects to such written legal opinion or BNY Mellon’s proposed course of action with respect to the Designated Services, or (b) has no objection to such legal opinion and BNY Mellon’s proposed course of action with respect to the Designated Services. If Voya notifies BNY Mellon in writing that it does not object or does not respond within 15 days, BNY Mellon may follow and rely upon such written legal opinion when performing the Designated Services. In the event Voya does object, the Parties shall promptly consult in good faith to reach agreement regarding such objection. In the event, after such consultations, the Parties are unable to agree on the required course of action, the Parties shall consult mutually acceptable, reputable independent counsel and BNY Mellon shall follow and rely upon the opinion of such independent counsel.

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ARTICLE 14     REPRESENTATIONS, WARRANTIES AND COVENANTS.

Section 14.01    Voya Representations and Warranties. Voya represents and warrants to BNY Mellon as of the Effective Date that:

(1)	it is a duly organized limited liability company, validly existing and in good standing under the Law;

(2)	it has all requisite power and authority to execute, deliver and perform its obligations under the Agreement;

(3)

the execution, delivery and performance of the Agreement has been duly authorized by Voya and shall not conflict with, result in a breach of or constitute a default under another agreement to which Voya is a party or by which Voya is bound;

(4)

it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on Voya’s ability to fulfill its obligations under the Agreement;

(5)	it is in compliance with all Laws applicable to Voya and has obtained all applicable governmental permits and licenses required of Voya in connection with its obligations under the Agreement;

(6)	to Voya’s knowledge, the Voya Funds are in compliance with all Laws applicable to the Voya Funds and have obtained all applicable governmental permits and licenses with respect to their operations.

(7)

the terms of the Agreement, the fees and expenses associated with the Agreement and any benefits accruing to BNY Mellon or to Voya or any investment adviser or sponsor of a Voya Fund in connection with the Agreement, including any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to Voya or such investment adviser or sponsor or any Affiliate of a Voya Fund relating to this Agreement have been fully disclosed to the board of each Voya Fund to the extent such information has been requested by such boards or is required by applicable Law and that, if required by applicable Law, such boards have approved or will approve any such fees, expenses and benefits;

(8)

Voya shall (and shall cause all Voya Agents accessing BNY Mellon Systems to) use commercially reasonable efforts (including at a minimum use of then-current industry standard security and antivirus tools) to prevent its (and such Voya Agents’) introduction of a Virus into the BNY Mellon Systems as a result of Voya (or such Voya Agents) accessing BNY Mellon Systems; and

(9)

there is no outstanding litigation, arbitrated matter or other dispute as of the date of execution of the Agreement to which Voya is a party which, if decided unfavorably to Voya, would reasonably be expected to have a material adverse effect on BNY Mellon’s or Voya’s ability to fulfill their respective obligations under the Agreement.

Section 14.02     BNY Mellon Representations and Warranties. BNY Mellon represents and warrants to Voya as of the Effective Date that:

(1)	it is a bank duly organized, validly existing and in good standing under the Laws of New York;

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(2)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement;

(3)

the execution, delivery and performance of the Agreement by BNY Mellon has been duly authorized by BNY Mellon and shall not conflict with, result in a breach of or constitute a default under another agreement to which BNY Mellon is a party or by which BNY Mellon is bound;

(4)

it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on BNY Mellon’s ability to fulfill its obligations under the Agreement;

(5)

BNY Mellon is in compliance with all Laws to which BNY Mellon is subject and has obtained all applicable governmental permits and licenses required of BNY Mellon in connection with its obligations under the Agreement, including its performance of the services, functions and responsibilities of BNY Mellon described in Exhibit 2 as of the Effective Date;

(6)

there is no outstanding litigation, arbitrated matter or other dispute as of the Effective Date to which BNY Mellon is a party which, if decided unfavorably to BNY Mellon, would reasonably be expected to have a material adverse effect on Voya’s or BNY Mellon’s ability to fulfill their respective obligations under the Agreement;

(7)

BNY Mellon (a) is financially solvent and has the ability to perform its obligations hereunder; (b) has not entered into, and will not enter into, any other agreement that conflicts with the Agreement or otherwise limits BNY Mellon’s ability to perform its obligations hereunder; and (c) has no finder’s fee or similar arrangement with any third party that BNY Mellon may recommend to Voya; and

(8)

BNY Mellon will not assign to the Service Delivery Organization any employee who, to BNY Mellon’s knowledge, has been subject to regulatory sanctions, penalties, debarments and/or professional suspensions relating to ethical violations including money laundering, fraud, corruption, or bribery in the last five years.

Section 14.03     BNY Mellon Covenants. BNY Mellon, on behalf of itself and BNY Mellon, covenants to Voya that:

(1)

the use of the BNY Mellon Resources shall not infringe, or cause the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the BNY Mellon Resources by Voya in contravention of the Related Documentation or license granted to Voya under Article 6; (b) modifications made by Voya or Voya Agents other than at the written direction of BNY Mellon; (c) BNY Mellon complying with instructions or designs required or provided by Voya where such compliance necessarily would give rise to such infringement; or (d) combination of the BNY Mellon Resources by Voya or Voya Agents with products or systems not reasonably anticipated by the Parties (each, an “Unpermitted Use”);

(2)

the Services shall be performed (a) in a good, professional, workpersonlike and non-negligent manner, (b) consistently with industry standards and generally accepted practices, (c) with the numbers of qualified personnel (as to training, skill, and experience) necessary to satisfy the KPIs, and (d) by personnel with the experience and expertise necessary to provide the Services in accordance with the Agreement;

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(3)

BNY Mellon shall (a) cause BNY Mellon’s Software used to perform the Services to materially conform to and perform in accordance with the applicable Related Documentation, (b) maintain BNY Mellon Hardware in good operating condition, subject to normal wear and tear; (c) undertake repairs and preventive maintenance on such Hardware in accordance with the applicable Hardware manufacturer’s recommendations; and (d) perform Software maintenance in accordance with the applicable Software vendor’s documentation and recommendations;

(4)

Except as set forth in Exhibit 1 or otherwise agreed by the Parties, BNY Mellon shall not access, and shall not permit unauthorized persons or entities to access, Voya’s information technology systems or networks and that authorized access shall be consistent with such authorization and in accordance with Voya’s information technology policies and procedures;

(5)

BNY Mellon is an equal employment opportunity employer, and BNY Mellon’s employment decisions are based solely on merit and business needs and not on race, color, gender, age, sexual orientation, or any other factor protected by law;

(6)

BNY Mellon will not perform any Services, or subcontract with any third party to perform any Services, from a location in any country that is (a) subject to Office of Foreign Assets Control (OFAC) sanctions that prohibit contractual arrangements such as those contemplated by the Agreement except as may be authorized by licenses or other official directives of OFAC or the United States or (b) designated as being of primary money laundering concern pursuant to the provisions of the Uniting and Strengthening America by Fulfilling Rights and Ending Eavesdropping, Dragnet-collection and Online Monitoring Act (USA Freedom Act of 2015); and

(7)

BNY Mellon and the Service Delivery Organization will not, in connection with the provision of Services, engage in any activity that involves regulatory sanctions, penalties, debarments and/or professional suspensions relating to ethical violations including money laundering, fraud, corruption, bribery, or other relevant offenses.

Section 14.04     Disclaimer. NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OTHER THAN AS SET FORTH IN THIS ARTICLE. EACH PARTY EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 15     INDEMNIFICATION.

Section 15.01     Voya. Voya shall defend, indemnify and hold harmless the BNY Mellon Indemnified Parties from and against a Loss relating to a Claim by a third party against the BNY Mellon Indemnified Parties:

(1)

that the Voya IP or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the Voya IP by BNY Mellon in contravention of the Related Documentation or license granted to BNY Mellon under Article 6; (b) modifications made by BNY Mellon or a BNY Mellon Agent other than at the written direction of Voya; (c) Voya’s compliance with instructions or designs required or provided by BNY Mellon where such compliance necessarily would give rise to such infringement; or (d) combination of the Voya IP by BNY Mellon or a BNY Mellon Agent with products or systems other than those provided by, or authorized in writing by, Voya;

(2)	relating to taxes, interest, penalties or other amounts assessed against BNY Mellon that are the obligation of Voya pursuant to Article 9;

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(3)

arising out of transactions or other activities completed by Voya, Voya Funds or Voya Agents prior to the Go-Live Date, except to the extent such Losses would have been avoided had BNY Mellon performed the Designated Services in accordance with the Agreement;

(4)

relating to (a) injury or death of a person (including employees of BNY Mellon or Voya) or (b) the loss of or damage to tangible property (including tangible property of the employees of BNY Mellon or Voya), in each case, resulting from the acts or omissions (including breach of contract) of Voya;

(5)	resulting from BNY Mellon complying with Instructions or Compliance Directives in accordance with the Agreement;

(6)	relating to BNY Mellon’s performance of the Services, except to the extent such Claim arises from BNY Mellon’s breach of the Standard of Care; or

(7)	relating to any claim by any In-Scope Employees which arises or is alleged to arise with respect to their employment before the applicable Transition Date.

Voya shall indemnify BNY Mellon Indemnified Parties from costs reasonably incurred in connection with enforcing the provisions of this Section.

Section 15.02     BNY Mellon. BNY Mellon shall defend, indemnify and hold harmless the Voya Indemnified Parties from and against a Loss relating to a Claim by a third party against the Voya Indemnified Parties:

(1)

that the BNY Mellon Resources or use thereof infringes, or causes the infringement of, the proprietary rights of a third party, except to the extent such infringement is a result of: (a) use of the BNY Mellon Resources by Voya in contravention of the Related Documentation or license granted to Voya under Article 6; (b) modifications made by Voya or a Voya Agent other than at the written direction of BNY Mellon; (c) BNY Mellon’s compliance with written instructions or designs required or provided by Voya where such compliance necessarily would give rise to such infringement; or (d) combination of the BNY Mellon Resources by Voya or a Voya Agent with products or systems not reasonably anticipated by the Parties;

(2)	relating to taxes, interest, penalties or other amounts assessed against Voya that are the obligation of BNY Mellon pursuant to Article 9;

(3)	relating to a breach of Article 12 by BNY Mellon;

(4)	relating to a breach of Section 13.02(1) by BNY Mellon, including fines and penalties imposed on Voya as a result of such breach;

(5)	resulting in fines and penalties imposed on Voya arising from BNY Mellon’s breach of Section 13.02(2);

(6)

relating to (a) injury or death of a person (including employees of BNY Mellon or Voya, or customers of Voya) or (b) the loss of or damage to tangible property (including tangible property of the employees of BNY Mellon or Voya, or customers of Voya), in each case, resulting from the acts or omissions (including breach of contract) of BNY Mellon;

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(7)

by a then-current or former (a) BNY Mellon Agent, (b) member of the Service Delivery Organization or (c) other third party to whom BNY Mellon owes a duty or obligation, except to the extent such Claim is the result of Gross Negligence or Willful Misconduct of Voya, a Voya Fund, or any Voya Agent;

(8)	relating to BNY Mellon’s breach of the Standard of Care or resulting from the Gross Negligence of BNY Mellon;

(9)	resulting from the Willful Misconduct or fraud of BNY Mellon;

(10)	by any Transitioned Employee which arises or is alleged to arise with respect to their employment on or after the relevant Transition Date; or

(11)

by any Voya employees (or former employees) relating to BNY Mellon’s interview, screening, selection, or offer and acceptance process, except to the extent related to a Voya decision regarding whether such individual was to be an In-Scope Employee.

BNY Mellon shall indemnify Voya Indemnified Parties from costs reasonably incurred in connection with enforcing the provisions of this Section.

Section 15.03    Indemnification Procedures.

(1)

If a Claim is commenced against an Indemnified Party, prompt notice thereof shall be given by the Indemnified Party to the Indemnifying Party. The failure to deliver such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article except to the extent that the Indemnifying Party is prejudiced by such failure. At the Indemnifying Party’s cost and expense: (a) the Indemnifying Party shall take control of the defense of such Claim and shall engage attorneys reasonably acceptable to the Indemnified Party to defend such Claim; and (b) the Indemnified Party shall cooperate with the Indemnifying Party (and its attorneys) in the defense of such Claim. The Indemnified Party may, at its own cost and expense, participate (through its attorneys or otherwise) in such defense. No settlement of a Claim by the Indemnifying Party that involves a remedy other than the payment of money by the Indemnifying Party that is subject to a nondisclosure agreement shall be entered into without the Indemnified Party’s consent, provided that Voya may disclose such settlements to Governmental Authorities. If the Indemnifying Party does not assume control over the defense of a Claim as provided in this Section, the Indemnified Party may defend the Claim in such manner as it may deem appropriate, at the reasonable cost and expense of the Indemnifying Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume control of the defense of any Claim that could impose criminal liability on the Indemnified Party, and, unless otherwise agreed by the Parties, the Indemnified Party shall have the right (but not the obligation) to defend such Claim, at the reasonable cost and expense of the Indemnifying Party.

(2)

Voya shall have the option to assume sole control of the defense (including selection of counsel) of any Claim brought by a Voya Fund Investor against a Voya Indemnified Party for which a Voya Indemnified Party may seek indemnification under Section 15.02. For any such Claim for which Voya assumes control of the defense: (a) Voya shall have the right in its sole discretion to settle such Claim as between such Voya Indemnified Party and such Voya Fund Investor; and (b) upon settling such Claim as between the Voya Indemnified Party and such Voya Fund Investor, Voya may request indemnification for such Claim from BNY Mellon; provided, however, that (i) BNY Mellon’s liability for such Claim shall be subject to the terms and conditions of the Agreement, (ii) BNY Mellon shall be entitled to assert against the Voya Indemnified Party any and all defenses

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that such Voya Indemnified Party could have asserted or did assert against such Voya Fund Investor and (iii) BNY Mellon shall not be required to indemnify the Voya Indemnified Party for any portion of the amounts paid to a Voya Fund Investor with respect to such Claim to the extent that BNY Mellon can establish that the Voya Indemnified Party was not liable for such Claim or did not exercise exculpatory clauses under its contract with the applicable Voya Fund Investor with respect to such Claim. An indemnification of any Claim settled by the Voya Indemnified Party as between the Voya Indemnified Party and such Voya Fund Investor shall include the Voya Indemnified Party’s reasonable attorneys’ fees, court costs and other litigation expenses incurred in connection with such settlement. For clarity, if BNY Mellon disputes its obligation to indemnify Voya for a Claim originating from a Voya Fund Investor which Voya elects to resolve in accordance with this Section 15.03(2), and the final resolution of such dispute is that Voya is entitled to indemnification from BNY Mellon for such Claim, BNY Mellon shall indemnify Voya from any costs reasonably incurred by Voya in connection with enforcing this Section 15.03(2).

Section 15.04     Contribution. If a Claim entitles each Party to indemnification from the other under Section 15.01 or Section 15.02, then the Parties shall allocate between themselves any loss, liability or costs arising out of or relating to such Claim according to each Party’s relative share of liability.

ARTICLE 16     LIMITATION OF LIABILITY.

Section 16.01     Disclaimer of Consequential Damages.

(1)

SUBJECT TO SECTION 16.01(2), NEITHER PARTY SHALL BE LIABLE FOR, NOR SHALL THE RECOVERY OF DAMAGES INCLUDE, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM UNDER THE AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THEORY OF RECOVERY (“CONSEQUENTIAL DAMAGES”).

(2)	[REDACTED]

Section 16.02     Damages Cap.

(1)

Subject to Section 16.01, each Party shall be liable to the other for damages arising out of or relating to its performance or failure to perform its obligations under the Agreement; provided that subject to Section 16.02(2), the liability of a Party to the other, whether based on an action or claim in contract, equity, negligence, tort or otherwise, for any event, act or omission occurring during the Term, shall not exceed, in the aggregate, an amount equal to the greater of (1) $3,500,000 and (2) the Fees paid or payable by Voya for the 30-consecutive-month portion of the Term preceding

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the date of the occurrence of the applicable event, act or omission giving rise to such damages or, if fewer than 30 months have elapsed since the Effective Date, then 30 times the average monthly Fees paid or payable during the elapsed time since the Effective Date (the “Damages Cap”).

(2)	The limitations on liability set forth in Section 16.02(1) shall not apply to:

(a)	Losses suffered by Voya resulting from BNY Mellon’s Abandonment;

(b)

Losses suffered by a Party resulting from the Gross Negligence, Willful Misconduct or fraud of the other Party; provided, however, that a Party’s recovery of Consequential Damages resulting from the Gross Negligence of the other Party shall be subject to the Damages Cap;

(c)	Losses suffered by a Party resulting from the direct infringement of such Party’s IP by the other Party;

(d)

Losses suffered by Voya resulting from an intentional breach of Section 7.01 by BNY Mellon; provided, however, that Voya’s recovery of Consequential Damages resulting from an intentional breach of Section 7.01 by BNY Mellon shall be subject to the Damages Cap; or

(e)

the indemnification obligations of either Party; provided, however, that (a) the disclaimer of Consequential Damages set forth in Section 16.01(1) shall not be interpreted to relieve a Party from complying in full with its indemnity obligations under this Agreement, and (b) BNY Mellon’s indemnification obligations under Section 15.02(3), Section 15.02(5), and Section 15.02(8) shall be subject to the Damages Cap.

(3)

The limitation of liability set forth in Section 16.02(1) shall not apply in the case of the failure (a) of Voya to pay Fees due and payable to BNY Mellon in accordance with the Agreement, or (b) of BNY Mellon to issue credits or other amounts due and payable to Voya in accordance with the Agreement.

Section 16.03     Assignment of Claims. A cause of action arising under the Agreement that may be brought (1) by an Affiliate of Voya must be brought by Voya or (2) by an Affiliate of BNY Mellon must be brought by BNY Mellon. Each Party shall be entitled to the benefit of all rights, defenses, counterclaims and other protections to which its applicable Affiliates may be entitled with respect to any such cause of action.

Section 16.04     Injunctive Relief. Without limiting the rights of a Party to obtain equitable relief under Law, each Party acknowledges and agrees that a breach (or threatened breach) of Section 2.01, Section 3.11, Article 6, Section 7.01, Section 11.05, Section 12.05, or Section 18.12 by a Party shall be deemed to cause immediate and irreparable injury to the non-breaching Party, and, in the event of such breach (or threatened breach), the non-breaching Party shall be entitled to seek injunctive relief without having to post a bond or other security. The provisions of Section 10.03 shall not apply with respect to a request for such injunctive relief.

ARTICLE 17     INSURANCE.

Section 17.01     Coverage. BNY Mellon shall carry and maintain in force, with reputable insurance companies authorized to do business in the jurisdictions where the Services are performed, insurance of the following types, in the following amounts of the minimum coverage:

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TYPE OF COVERAGE	REQUIRED AMOUNT

Workers’ Compensation	Statutory Limits

Employer’s Liability (bodily injury by disease per person, by accident policy limit, by disease policy limit)	$1,000,000

Comprehensive General Liability Insurance including Broad Form Contractual. Broad Form Property Damage. Personal Injury and Advertising Liability. Completed Operation and Products coverage	$1,000,000 combined single limit/general aggregate $2,000,000

Medical Payments	$5,000 per person

Comprehensive Auto Liability coverage including Owned. Non-owned and Leased Motor Vehicles, which are operated on behalf of BNY Mellon pursuant to BNY Mellon’s activities hereunder	$1,000,000 combined single limit

Umbrella/Excess Liability on a following form basis	$20,000,000 each occurrence/general aggregate

Professional Liability	$20,000,000 each occurrence/general aggregate

Blanket Fidelity Bond	Minimum amount $25,000,000

[REDACTED]

Section 17.02   Cost of Insurance Coverage. All insurance coverage shall be provided at BNY Mellon’s sole cost and expense. The deductible amounts for each of the policies in Section 17.01 shall be borne by BNY Mellon.

Section 17.03   Certificate of Insurance Coverage. Upon Voya’s request. BNY Mellon shall furnish to Voya certificates of insurance or other appropriate documentation in a form acceptable to Voya (including evidence of renewal of insurance) evidencing all coverage referenced in this Article, including, as applicable, evidence that Voya shall be named as additional insureds to each applicable liability policy (with the exception of cyber risk (or similar), worker’s compensation, fidelity, and professional errors and omissions liability insurance). BNY Mellon shall provide Voya 30 days’ prior notice of a planned cancellation or reduction of the coverage by BNY Mellon. Such cancellation or reduction shall not relieve BNY Mellon of its continuing obligation to maintain insurance coverage in accordance with this Article.

Section 17.04   Risk of Loss. The Parties do not intend to shift all risk of loss to insurance. BNY Mellon’s obligation to maintain insurance coverage in specified amounts will not act as a limitation on any other liability or obligation which BNY Mellon would otherwise have under the Agreement. Similarly, the inclusion of Voya as an additional insured is not intended to be a limitation of BNY Mellon’s liability under the Agreement and will in no event be deemed to. or serve to. limit BNY Mellon’s liability to Voya to required insurance coverage, nor to limit Voya’s rights to exercise any and all remedies available to Voya under the Agreement, at law or in equity.

ARTICLE 18     TERM AND TERMINATION.

Section 18.01   Term.

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(1)

This FASSA shall commence on the Effective Date and continue until 11:59 PM Eastern Time on December 31, 2027 (the “Initial Term”) and thereafter shall automatically renew for additional successive one-year extension periods (each a “Renewal Term” and collectively with the Initial Term, the “Term”), unless and until either Party provides prior written notice to the other Party of its intention not to renew this Agreement at least three months in advance of the end of the Initial Term or the then-current Renewal Term.

Section 18.02     Termination for Cause.

(1)

Subject to Section 18.02(2), a Party may terminate the Agreement upon notice to the breaching Party if such Party (a) materially breaches an obligation under the Agreement and fails to cure such breach within 30 days after receipt of notice thereof, if such breach is susceptible to cure or (b) commits a series of nonmaterial breaches under the Agreement, which collectively constitute a material breach. The cure period in this clause (1) shall not apply to, and shall not prejudice, a specific right in another Section of the Agreement to terminate the Agreement.

(2)

If Voya breaches its obligation to pay undisputed Fees pursuant to the Agreement in an amount equal to or greater than the aggregate amount of Fees payable by Voya during the three months preceding the date that BNY Mellon issues notice under this Section and Voya fails to cure such breach within 30 days after receipt by Voya of notice thereof from BNY Mellon referencing this clause (2), then, after such 30-day period, BNY Mellon shall provide Voya a second notice of such breach referencing this clause (2). If Voya fails to cure such breach within 15 days after its receipt of such second notice, then BNY Mellon may terminate the Agreement upon notice to Voya.

Section 18.03     Termination for Convenience. Voya may terminate the Agreement upon 60 days’ notice to BNY Mellon at any time without cause, provided that if Voya terminates the 18f-4 Services pursuant to this Section, such notice period will be 90 days. In the event of such termination, Voya shall pay to BNY Mellon the termination fees set forth in Exhibit 3 (“Termination Fees”) in accordance with the following schedule: 50 percent on the effective date of termination and the remainder on the last day of the applicable Termination Assistance Period.

Section 18.04     Termination for Change in Control.

(1)

Voya may terminate the Agreement upon 60 days’ notice in the event of a Change in Control of BNY Mellon if: (a) during the first two years following a Change in Control of BNY Mellon, the successor service provider reassigns to another account of such service provider more than 20 percent of the individuals assigned to the Service Delivery Organization as of the date 30 days prior to such Change in Control, or (b) the successor service provider is a direct competitor of Voya.

(2)	Voya may terminate the Agreement upon 60 days’ notice in the event of a Change in Control of Voya, subject to payment of the applicable Termination Fees.

Section 18.05     Termination for Deterioration of Financial Condition. Voya may terminate the Agreement in the event that: (1) BNY Mellon files a voluntary petition in bankruptcy or an involuntary petition is filed against it; (2) BNY Mellon is adjudged bankrupt; (3) a court assumes jurisdiction of the assets of BNY Mellon under a federal reorganization act or other statute; (4) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of BNY Mellon; or (5) BNY Mellon becomes insolvent, suspends business or ceases to conduct its business in the ordinary course.

Section 18.06     Termination for Change in Law. Voya may terminate the Agreement upon 90 days’ notice (or such earlier period of time as required by a Governmental Authority) to BNY Mellon if

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a change in Law or an applicable Governmental Authority imposes a binding restriction or requirement that makes, or shall make, it impossible or substantially impracticable for Voya to continue to receive the Services; provided that (a) the Parties shall negotiate in good faith a work-around with respect to such change in Law or binding restriction or requirement during such 90-day period; and (b) if Voya terminates the Agreement pursuant to this Section, Voya shall pay 50 percent of the Termination Fees.

Section 18.07     Termination for Force Majeure Event. Voya may terminate the Agreement upon notice to BNY Mellon if BNY Mellon is unable for any reason to resume performance of the Services pursuant to the applicable Business Continuity Plan following a Force Majeure Event within 90 days, subject to payment by Voya of 50 percent of the Termination Fees.

Section 18.08     Partial Termination. If Voya has the right to terminate the Agreement in its entirety, Voya may alternatively elect to terminate a Service; provided, however, unless Voya terminates such Services for cause pursuant to Section 18.02, such partial termination shall not relieve Voya of its obligations to pay the Fees associated with such terminated Services (as such Fees may be adjusted in accordance with the Fees Schedule). The rights or obligations of the Parties applicable to a termination of the Agreement shall also apply to the termination of a Service. Notwithstanding the foregoing, if the 18f-4 Services are terminated for any reason, the Fees associated with such Services will cease and no Termination Fees will be chargeable with respect to such terminated Services,

Section 18.09     Cross Termination. Notwithstanding any other provision of this Agreement, (1) BNY Mellon may terminate this Agreement by written notice to Voya if the accounting agreement between the Voya Funds and The Bank of New York Mellon is terminated by either the Voya Funds or The Bank of New York Mellon, effective on the date of termination of such accounting agreement, and (2) Voya may terminate this Agreement if the Voya Funds terminate their accounting agreement with The Bank of New York Mellon for cause, effective on the date of termination of such accounting agreement.

Section 18.10     Termination Fees. No termination fee shall be payable by Voya in connection with the termination of the Agreement, except as required under this Article 18 (subject to Exhibit 3).

Section 18.11     Effect of Termination. Any termination or expiration of the Agreement shall be accomplished without penalty and shall not relieve or release either Party from any rights, liabilities or obligations that may have accrued under the Law or the Agreement. In the event of any such termination or expiration, the requirements set forth in this Section shall apply.

(1)	BNY Mellon shall implement the Exit Plan upon Voya’s request and cease the terminated Services upon the effective date of termination.

(2)

The rights granted to BNY Mellon in Section 6.01 shall terminate at Voya’s direction and BNY Mellon shall (a) deliver to Voya, at no cost or expense to Voya, a current copy of the Voya IP and Voya Data that are in BNY Mellon’s possession or under BNY Mellon’s control in the form in use as of the date of termination or expiration of the Agreement, as applicable (or, with respect to Voya Data, a flat file format or format otherwise agreed by the Parties) (provided, however, that Voya shall identify the Voya IP that must be delivered and if BNY Mellon cannot deliver such Voya IP as part of its delivery of the Services in the ordinary course (i.e., there is an incremental expense for BNY Mellon), BNY Mellon may charge Voya for such incremental effort on a time and materials basis based on the rates agreed upon by the Parties based on BNY Mellon’s then-current rates for such services), and (b) destroy or erase all other copies of the Voya IP in BNY Mellon’s possession. BNY Mellon shall, upon Voya’s request, certify in writing to Voya, in a form acceptable to Voya and executed by an authorized officer of BNY Mellon, that all such copies have been destroyed or erased.

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Section 18.12     Termination Assistance. If the Agreement or a Service terminates or expires, in whole or in part, for any reason (including termination by BNY Mellon due to breach by Voya or rejection of the Agreement under applicable bankruptcy Law), Voya may require BNY Mellon, during the Termination Assistance Period, to: (1) continue to perform the terminated or expired Services (or portion thereof), wherein Voya shall continue to pay for such Services that BNY Mellon performs as set forth in Article 8; (2) reasonably cooperate with Voya or another supplier designated by Voya in the transfer of the Services to Voya or such other supplier in order to facilitate the transfer of the Services to Voya or such other supplier; and (3) perform any other services reasonably required to transfer the provision of the terminated or expired Services to Voya or another supplier, including the services set forth in the Exit Plan and Exhibit 13 (the services in clauses (1) through (3), the “Termination Assistance Services”). The Termination Assistance Services shall be considered “Services” and shall be performed in accordance with the Agreement. If there are no established rates for the services in clause (3), the Parties shall negotiate rates for such services consistent with the Fees (e.g., comparable discounts). There shall be no additional Fees for providing the cooperation described in clause (2) unless such cooperation requires additional resources over and above those used to provide the Services without causing disruption in the Services. During a Termination Assistance Period, the Termination Assistance Services shall be of the same quality, level of performance and scope required under the Agreement. For the avoidance of doubt, and notwithstanding anything in this Agreement to the contrary, to the extent that BNY Mellon is no longer providing accounting services (under a separate accounting agreement) to any Voya Fund(s), BNY Mellon’s obligations pursuant to this Section shall be limited with respect to such Voya Funds to clauses (2)-(3) of this Section.

Section 18.13     Hiring of Service Delivery Organization. As of the date a determination is made that there shall be an expiration or termination of the Agreement, then with respect to the Transitioned Employees (“Affected Service Delivery Organization Members”), BNY Mellon shall not reassign an Affected Service Delivery Organization Member from Voya’s account to another BNYM account, prior to such period of time that is three months after the effective date of such termination or expiration. Upon Voya’s request following the date a determination is made that there shall be an expiration or termination of the Agreement, BNY Mellon shall (1) provide Voya with the name of each Affected Service Delivery Organization Member’s position and such Affected Service Delivery Organization Member’s description of job responsibilities, in accordance with BNY Mellon’s standard employment policies, (2) provide Voya full access to such Affected Service Delivery Organization Member and (3) allow Voya or its designee to meet with and extend offers of employment to such Affected Service Delivery Organization Member (provided that no such offer of employment may take effect until the end of the Termination Assistance Period, unless otherwise agreed in writing by BNY Mellon). BNY Mellon shall waive a restriction that may prevent an Affected Service Delivery Organization Member from being hired by Voya pursuant to this Section and shall take such other actions reasonably requested by Voya to cause any such Affected Service Delivery Organization Member who accepts an offer of employment from Voya (or its designee) to seamlessly transfer to Voya (or its designee) in accordance with this Section; provided that BNY Mellon shall not be liable under the Agreement if an Affected Service Delivery Organization Member elects to continue his or her employment with BNY Mellon. Additionally, BNY Mellon shall not make a material change to the terms or conditions of its employment of the Affected Service Delivery Organization Member other than changes (a) permitted by this Section or (b) that are made in accordance with BNY Mellon’s normal personnel practices and cycles.

ARTICLE 19     FORCE MAJEURE AND BUSINESS CONTINUITY.

Section 19.01     Force Majeure.

(1)	To the extent performance by an Affected Party of its obligations under the Agreement is prevented, hindered or delayed by a Force Majeure Event, the Affected Party shall be excused for such non-

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performance, hindrance or delay for as long as such Force Majeure Event continues; provided that: (a) such Force Majeure Event is beyond the control of the Affected Party and could not be prevented by appropriate, reasonable precautions; and (b) the Affected Party is diligently attempting to recommence performance (including through alternate means) and, in the case of BNY Mellon, if BNY Mellon is implementing the applicable Business Continuity Plan. The Affected Party shall promptly notify the other Party of the occurrence of the Force Majeure Event and describe the Force Majeure Event in sufficient detail.

(2)

Notwithstanding Section 19.02(1), the occurrence of a Force Majeure Event does not excuse, limit or otherwise affect BNY Mellon’s obligation to implement the Business Continuity Plan, except to the extent that implementation of such Business Continuity Plan is directly prevented, hindered or delayed by a Force Majeure Event, in which case implementation of the Business Continuity Plan shall be excused pursuant to Section 19.02(1).

Section 19.02     Business Continuity.

(1)

If a Force Majeure Event or other business continuity event (a) affects BNY Mellon’s ability to provide the Services, then BNY Mellon shall implement each applicable Business Continuity Plan at its cost and expense (and shall promptly notify Voya in accordance with BNY Mellon’s policies) or (b) affects a Service Location, BNY Mellon shall present Voya with a plan as to how BNY Mellon shall restore the Service Location or provide the Services from an alternate site. BNY Mellon shall also maintain a log of each Force Majeure Event and other business continuity event, the impact of such event and the actions taken to address the event.

(2)

BNY Mellon shall: (a) keep the Business Continuity Plan in effect during the Term and periodically update and test the operability of the Business Continuity Plan, but no less than once each year, and, upon Voya’s request, make available for Voya’s review a summary of the test results on the operability of such plan; (b) implement the Business Continuity Plan upon the declaration by BNY Mellon of a Force Majeure Event or other business continuity event affecting BNY Mellon under such Business Continuity Plan; (c) use commercially reasonable efforts to reinstate, as applicable, critical BNY Mellon Systems and Services upon such declaration of such Force Majeure Event or other business continuity event.

Section 19.03  [REDACTED]

Section 19.04     No Payment for Unperformed Services. If BNY Mellon fails to provide the Services in accordance with the Agreement due to the occurrence of a Force Majeure Event, the Fees shall be adjusted in a manner such that Voya is not responsible for the payment of Fees for Services that BNY Mellon (or an alternate source obtained by BNY Mellon) fails to provide.

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ARTICLE 20     MISCELLANEOUS.

Section 20.01     Amendment. No amendment of the Agreement shall be valid unless in writing and signed by an authorized representative of the Parties (as designated by each entity from time to time).

Section 20.02     Assignment.

(1)	Neither Party shall assign any of its rights under the Agreement or delegate any of its obligations under the Agreement without the prior consent of the other, provided that:

(a)

Subject to BNY Mellon completing “know-your-customer” and other reasonable due diligence requirements in a timely manner, Voya may assign its rights under the Agreement or delegate its obligations under the Agreement to: (i) an entity acquiring all or substantially all of the assets of Voya; (ii) the successor in a merger involving Voya; or (iii) an Affiliate of Voya, provided that Voya may not assign or delegate its rights to any BNY Mellon Competitor without BNY Mellon’s consent, which may be withheld in BNY Mellon’s sole discretion;

(b)

BNY Mellon may, upon reasonable advance notice to Voya, assign the Agreement to an Affiliate without the prior consent of Voya if such assignment is pursuant to an internal restructuring of BNY Mellon, provided that such restructuring is not in connection with a Change in Control of BNY Mellon and such Affiliate immediately following the restructuring assumes all or substantially all of the assets of BNY Mellon to which the Agreement relates; and

(c)

Subject to Voya’s rights under Section 18.04, BNY Mellon may, upon reasonable advance notice to Voya, assign the Agreement a third party in a connection with a Change in Control of BNY Mellon to such third party, provided that in the event of such assignment, BNY Mellon shall provide Voya a reasonable opportunity to perform reasonable diligence regarding such third party and its ability to perform the Services in accordance with the Agreement following such assignment.

(2)	The Agreement shall be binding upon the successors and permitted assigns of the Parties, and any assignment or delegation in violation of this Section shall be null and void ab initio.

Section 20.03     Consents, Approvals and Requests. Except as specifically set forth in the Agreement, all consents, acceptances and approvals to be given by either Party under the Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under the Agreement.

Section 20.04     Counterparts. The FASSA may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one single agreement between the Parties. Electronically transmitted signatures shall have the full force and effect of an original signature.

Section 20.05     Entire Agreement. The Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and thereof and represents the entire agreement between the Parties with respect to that subject matter. The Parties acknowledge that they have not relied on any promise, representation, understanding or warranty, express or implied, not contained in the Agreement.

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Section 20.06   Good Faith and Fair Dealing. Except where explicitly stated otherwise (e.g., use of “sole discretion”), the performance of all obligations and exercise of all rights by each Party shall be governed by the principle of good faith and fair dealing and by a commercially reasonable standard.

Section 20.07   Governing Law, Jurisdiction and Venue. The Agreement and performance hereunder shall be governed by and construed in accordance with the Laws of the State of New York without regard to its choice of law principles. The Parties irrevocably and unconditionally consent to venue in New York County, New York (and hereby waive claims of forum non conveniens with respect to such venue) and to the exclusive jurisdiction of competent New York state courts in New York County or federal courts in the Southern District of New York for all litigation which may be brought with respect to the terms of, and the transactions and relationships contemplated by, the Agreement. The Parties further consent to the jurisdiction of any court located within a district that encompasses assets of a Party against which a judgment has been rendered for the enforcement of such judgment against the assets of such Party. The Parties agree that the Uniform Computer Information Transactions Act or any version thereof adopted by any state in any form (“UCITA”) will not apply to the Agreement. To the extent that UCITA is applicable, the Parties agree to opt out of the applicability of UCITA pursuant to the opt-out provision(s) contained therein. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 20.08   Continued Performance. Each Party agrees to continue performing its obligations under the Agreement while a dispute is being resolved except to the extent the issue in dispute precludes performance (a dispute over payment shall not be deemed to preclude performance) and without limiting either Party’s right to terminate the Agreement as provided in Article 18.

Section 20.09   Independent Contractor. BNY Mellon is an independent contractor with respect to Voya. Officers, directors, employees, agents and contractors retained by or on behalf of BNY Mellon to perform BNY Mellon’s obligations under the Agreement shall at all times be under BNY Mellon’s exclusive direction and control and shall in no way be deemed to be an employee, agent or contractor of Voya.

Section 20.10   No Co-Employment.

(1)

The members of the Service Delivery Organization shall not be entitled to benefits provided to employees of Voya or its Affiliates, whether consisting of participation in an employee retirement, pension, supplemental compensation, defined contribution or similar plan; workers’ compensation; disability or other similar benefits; unemployment or other similar insurance or otherwise. BNY Mellon shall be responsible for providing all the members of the Service Delivery Organization with all such benefits as may be required by law or by the terms of an employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which BNY Mellon or a member of the Service Delivery Organization participates or contributes.

(2)

Voya shall not be responsible for, and BNY Mellon shall be exclusively responsible for, making payment of wages, salary or bonus or other amounts to the members of the Service Delivery Organization, and for withholding from all such amounts and making payments to the appropriate Governmental Authorities for statutory withholdings and other amounts in connection with governmental taxes or fees. Voya shall further not be responsible for, and BNY Mellon shall be exclusively responsible for, withholdings from payments to the Service Delivery Organization with respect to payments to a union, club or other organization of or to which BNY Mellon or a member of the Service Delivery Organization is a member or may be subject, or an employee retirement, pension, supplemental compensation, defined contribution or similar plan in or to which either BNY Mellon or a member of the Service Delivery Organization participates or contributes.

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(3)	BNY Mellon acknowledges and agrees that Voya shall have no responsibility for verifying the work authorization status of any member of the Service Delivery Organization.

Section 20.11   Non-Solicitation. Except as otherwise set forth in Section 18.13, during the Term and for a period of one year following the termination or expiration of the Agreement, each Party agrees not to, directly or indirectly, solicit or hire for employment an employee of the other Party; provided that nothing herein shall prevent either Party from hiring an employee of the other Party (1) whose employment or engagement with such other Party has been terminated for at least 60 days prior to such hire or (2) through indirect means such as public advertisement (including web-based means), placement firm searches or similar means not directed specifically at a particular individual. If a Party solicits or hires for employment an employee of the other Party in breach of this Section, the Party in breach of this Section shall pay to the other Party an amount equal to 100 percent of the annual salary of the employee solicited or hired (as determined immediately prior to the date of hire) as liquidated damages. The foregoing shall be the non-breaching Party’s sole and exclusive remedy for a breach of this Section.

Section 20.12   Notices. All notices, consents, approvals, agreements, authorizations, acceptances, rejections and waivers under the Agreement shall be in writing and shall be deemed given when: (1) delivered by hand or private, prepaid courier service to the person specified for the receiving Party at the address specified; or (2) mailed to that addressee at that address by a nationally recognized express mail carrier with package tracking capability or certified mail, return receipt requested, with postage fully prepaid. Each Party may change the address or person for notification upon 10 days’ notice to the other. The initial notification information is:

For Voya:	For BNY Mellon:

Voya Investment Management Co. LLC	The Bank of New York Mellon
6775 E Doubletree Ranch Road, Suite 100	240 Greenwich Street
Scottsdale, AZ 85258	New York, New York 10286
Attn: Todd Modic, SVP Mutual Funds	Attn: Allen Cohen, Head of Accounting &
Administration	Administration, Asset Servicing

With a copy to:	With a copy to:
Voya Investment Management Co. LLC	The Bank of New York Mellon
7337 E. Doubletree Ranch Road, Suite 100	4400 Computer Drive
Scottsdale, AZ 85258	Westborough, Massachusetts 01581
Attn: Huey Falgout, Jr., Managing Director and Head	Attn: William McManus, Global Head of Fund
of IM Legal	Administration, Asset Servicing

Except as expressly permitted in the Agreement, an electronic mail message does not satisfy the requirement in the Agreement that a notice, consent, approval, agreement, authorization, acceptance, rejection or waiver must be in writing or signed by a person or Party, or any similar requirement.

Section 20.13   Publicity. BNY Mellon shall not (1) use the name, trade name, trademarks, service marks or logos of Voya in publicity releases, news releases, annual reports, marketing materials, product packaging, signage, stationery, print literature, advertising or websites, (2) represent (directly or indirectly) that a product or service offered by BNY Mellon has been used, approved or endorsed by Voya or (3) make

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a public communication regarding Voya, or the Agreement, without the prior, proper and final approval of Voya, in each instance, which Voya may withhold in its sole discretion.

Section 20.14   BNY Mellon Diversity. The Parties acknowledge that it would be inappropriate to establish a specific numerical goal for hiring minority and/or women-owned businesses to furnish goods and services relative to this Agreement. Nevertheless, in keeping within the spirit of Voya’s MBE/WBE policies, BNY Mellon shall utilize commercially reasonable efforts to advance the interests of minority and women-owned businesses and minority professionals in the institutional trust industry in general and in its organization in particular. Such efforts may include, without limitation: (a) utilization of services by minority and women-owned businesses relative to this Agreement; (b) hiring and training of minority professionals with the goal of placing minority professionals in all levels of BNY Mellon’s organization; (c) and/or, promoting the education, training and hiring of minority professionals and the development of minority and women-owned businesses within the institutional trust industry. BNY Mellon’s ongoing commitment to diversity, equity and inclusion (“DEI”) programs is further described at www.bnymellon.com/diversity, and BNY Mellon shall provide further reporting regarding its DEI efforts upon Voya’s reasonable request.

Section 20.15   Remedies Cumulative. Except as otherwise set forth in Section 20.11, no specific remedy under the Agreement shall limit a Party’s right to exercise all other remedies available to such Party under Law, in equity or under the Agreement, and all such remedies shall be cumulative.

Section 20.16   Severability. If a provision of the Agreement is held by a court of competent jurisdiction to be contrary to law, then the remaining provisions of the Agreement shall remain in full force and effect, except to the extent such remaining provisions are not capable of substantial performance as a result of such holding.

Section 20.17   Survival. Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept, or performed after expiration or termination shall survive the expiration or termination of the Agreement, including Article 1, Article 6, Article 12, Article 15, Article 16, Section 18.10, Section 18.11, Section 18.12, Section 18.13, and Article 20.

Section 20.18   Third-Party Beneficiaries. The Agreement is for the sole benefit of the Parties and their permitted assigns and each such Party intends that the Agreement shall not benefit, or create a right or cause of action in or on behalf of, any person or entity (including Voya Funds and Voya Fund Investors) other than the Parties, their permitted assigns and, with respect to Article 15, Voya Indemnified Parties and BNY Mellon Indemnified Parties. The Parties reserve the power to modify or terminate the Agreement without the consent of the Voya Indemnified Parties or BNY Mellon Indemnified Parties.

Section 20.19   Waiver. No delay or omission by any Party to exercise any right or power it has under the Agreement shall impair or be construed as a waiver of such right or power. A waiver by any Party of any breach or obligation shall not be construed to be a waiver of any succeeding breach or any other obligation.

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IN WITNESS WHEREOF, the authorized representatives of Voya Investments, LLC and The Bank of New York Mellon have executed this FASSA as of the Effective Date.

Voya Investments, LLC

By:	/s/ Michael Bell

Name: Michael Bell

Title: Chief Executive Officer

The Bank of New York Mellon
By:	/s/ Alan Flanagan

Name: Alan Flanagan

Title: Managing Director

– Confidential –

AMENDMENT

This Amendment is an amendment to the Fund Administration Support Services Agreement made and entered into as of July 29, 2022 between Voya Investments, LLC (“Voya”) and The Bank of New York Mellon (“BNY Mellon”) (the “Agreement”).

The date of this Amendment is as of October 1, 2022 (the “Effective Date”).

Each intending to be legally bound, and each acknowledging receipt of sufficient consideration with respect to the provisions set forth in this Amendment, Voya and BNY Mellon hereby agree as follows:

1.	The chart of services set forth in Exhibit 2 of the Agreement titled Fund Administration is hereby amended and restated as set forth in Schedule I of this Amendment.

2.	The table of Authorized Persons set forth in Exhibit 8 of the Agreement is hereby amended and restated as set forth in Schedule II of this Amendment.

3.	Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

4.

As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control with respect to the subject matter of this Amendment.

5.

This Amendment may be executed in one or more counterparts and such execution may occur by manual signature on a copy of this Amendment physically delivered, on a copy of this Amendment transmitted by facsimile transmission or on a copy of this Amendment transmitted as an imaged document attached to an email, or by “Electronic Signature,” which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

6.

If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this Amendment shall be affected and all other provisions shall be enforced to the full extent of the law.

7.	This Amendment and performance under this Amendment shall be governed by and construed in accordance with the Laws of the State of New York without regard to its choice of law principles.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

Agreed:

Voya Investments, LLC		The Bank of New York Mellon

By:	/s/ Todd Modic	By:	/s/ Sean Brumble
Name:	Todd Modic	Name:	Sean Brumble
Title:	Senior Vice President	Title:	Managing Director

SCHEDULE I

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard
1.1	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529

Prepare annual and semi-annual financial statements including schedule of investments, statement of assets and liabilities, statement of operations, statement of changes, financial highlights and notes. Reflect As-of security transactions and capital stock activity and other top-side entries in the annual and semi-annual financial statements.

					Review and approve ASC 820 Level 1, 2 and 3 assessments for each portfolio holding. Review and approve financial statement draft.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.2	Financial Reporting	Notes to Financial Statements	OEF, CEF, CIT, 529

Update notes to financial statements for annual and semi-annual shareholder report including, but not limited to:

-  Merger and reorganization disclosures

-  Derivatives related tables and disclosures

-  Level 3 table and master netting table

-  Material transfers between ASC 820 fair value levels

					Review and approve notes (including without limitation any new disclosures).	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.3	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529	Produce typeset shareholder report. BNY Mellon to provide performance numbers, growth of $10,000 chart and POI table for the Portfolio Manager Report.	Review, sign-off and provide to BNY Mellon the Voya Fund’s Portfolio Manager Commentary (i.e., discussion of performance and market outlook) for the annual shareholder report.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.4	Financial Reporting	Annual Audit	OEF, CEF, CIT, 529	Coordinate and provide reasonable support with respect to annual audits, provide reasonable assistance with respect to audit requests and use reasonable efforts to address auditor comments and resolve audit issues. Gather, aggregate and review all PBC (Prepared by Client) materials requested by BNY Mellon before providing to Voya Fund’s auditor.

Coordinate and provide reasonable support with respect to annual audits; liaise between Voya Fund service providers and auditor for audit requests and address auditor comments and resolve audit issues. Review and approve TA confirmations prior to disseminating to auditor. Collaborate with auditor to collect confirmation data from Brokers/Agent Banks and follow-up with Sub-Advisors when needed. Oversight of the preparation and execution of confirmation letters to send to Brokers/Agent Banks for Funds/CIT audits.

Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.5	Expenses/Financial Reporting	Financial Statements	OEF, CEF

Expense services to provide detailed ratio analysis expense ratio by class to coincide with each semi-annual reporting cycle.

Analysis will provide all support to tie out to ending gross and net ratio’s.

					Review and approve the detailed class level ratio analysis	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.6	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529	Provide calculation of monthly Notional Value Options exposure to support financial statement disclosures.	Review and approve disclosures.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.7	Financial Reporting	Financial Statements	OEF, CEF	Provide support to the Voya Funds Disclosure Control Committee as mutually agreed, including, but not limited to, attending meetings, providing support for agenda items and monitoring the need for additional disclosure.

Facilitate and chair Voya Funds Disclosure Control Committee. Review and approve Notes to Financial Statements, including new disclosures.

Establish and maintain Accounting Policy.

Oversee the evaluation of fund Disclosure Controls and Procedures.

Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.10[note: 1.8 and 1.9 intentionally omitted]	Financial Reporting/Regulatory Administration	Regulatory Reporting	OEF, CEF	Coordinate with the Voya Fund’s printer to prepare and file Form N-CSR or N-30D (as applicable). BNY Mellon Financial Reporting prepares and BNY Mellon Regulatory Administration files.

Provide wrapper and exhibits (including code of ethics, 30a-2 certifications, solicitation to purchase securities and change in registrant’s independent public accountant, as applicable) to BNY Mellon. Review and approve filing.

Filing to occur not later than 10 days following transmission of the Annual/Semi-Annual Report to Shareholders.
1.11	Financial Reporting/Regulatory Administration	Regulatory Reporting	OEF	Prepare and file form 24f-2. BNY Mellon Financial Reporting prepares and BNY Mellon Regulatory Administration files.	Review and approve filing.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.12	Financial Reporting	Regulatory Reporting	OEF, CEF	Prepare and provide regulatory required financial information and supplemental financial information to populate Form N-14.	Review and approve all financial information and supplemental financial information for Form N-14.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.13	Financial Reporting	Regulatory Reporting	OEF-MMF	Prepare and file Form N-MFP.	Review and approve Form N-MFP.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
1.14	Financial Reporting	Regulatory Reporting	OEF (Money Market)	Prepare Money Market Holdings as required under SEC Rule 2a-7.	Review and approve Money Market Holdings and post to Voya Fund website.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
2.1	Expenses	Management and distribution fees	OEF, CEF, CIT, 529	Review and independently validate monthly management, distribution/service and other asset-based fees and provide management fee report.	Review management fee, distribution/service fee and other asset-based fee report and approve for payment.	2nd Business Day – deliver previous month’s fees for review and approval.
2.2	Expenses	Invoice payments	CIT	Perform quarterly payment of all fees and expenses instructed by Voya.	Review and approve invoices for payment.	Invoices will be processed within 10 Business Days of receipt of instruction from Voya.
2.3	Expenses	Expense reimbursement	OEF, CEF

Review, validate and process monthly waivers, reimbursement of expenses and recoupments for Voya Funds.

Provide monthly report of expenses and reimbursements, waivers, and recoupments by class in dollars and in basis points.

					Review and approve monthly reimbursements, including waivers, and any recoupment by class.	Provide as mutually agreed
2.4	Expenses	Expense reimbursement	OEF, CEF	Support and assist with production of fund subsidy analysis and projections/forecasting for Voya Corporate Finance (monthly and quarterly).	Review and approve subsidy analysis and subsidy projections/forecasting that is ultimately provided to Voya Corporate Finance.	Provide as mutually agreed
2.5	Expenses	Budgeting and Accruals	OEF, CIT, 529, CEF

Provide proposed entries for expense accrual adjustments, reclasses and rate changes (based on analysis of historical payment information to trend for expense budgets). Prepare expense budget management reports based on approvals provided by Voya.

Approve proposed entries for expense accrual adjustments, reclasses, budget management reports and rate changes. Voya to provide the approvals by 3 days prior to the effective date of accrual changes (or other timeframe agreed by Voya and BNY Mellon).

BNY Mellon to provide budget to actual analysis and proposed entries for expense accrual adjustments, reclasses and rate changes quarterly by the 20th day after the end of the relevant Voya Fund’s quarter.
2.6	Expenses	Recoupment	OEF, CEF	Prepare 3-year recoupment rollforward analysis for all reimbursements, class specific waivers and zero yield waivers (if applicable).	Review and approve 3-year recoupment rollforward analysis.	Monthly delivery by the 20th day of each month, provided that reporting funds are delivered in accordance with the BNY Mellon Financial Reporting calendar.
2.7	Expenses	Invoice payments	OEF, CEF	Process vendor invoice payments, including allocation of expenses to the appropriate Voya Fund, and research any missed payments.	Approve invoices and BNY Mellon’s allocation of such invoices Provide reasonable support for FATCA compliance by requesting and maintaining current W-8s and W-9s from vendors and service providers.	Within 10 Business Days of receipt of the applicable invoice.

2.8	Expenses	Reporting	OEF, CEF, CIT, 529

Provide agreed upon payment summaries (including audit expenses and director/trustee fees).

Provide expense information for regulatory filings, marketing, and ad hoc requests as mutually agreed by Voya and BNY Mellon.

					Review and approve payment summaries prior to submitting to the auditors during the annual Voya Funds’ audits.	Delivered in accordance with BNY Mellon’s Regulatory Administration calendar.
2.9	Expenses	Reporting	OEF, CEF

Prepare and review financial information materials for Voya Funds’ Board and management meetings (quarterly) as mutually agreed by Voya and BNY Mellon, including Annual Contract Renewal 15(c) meetings.

					Approve financial information materials for Voya Funds’ Board and management meetings, including Annual Contract Renewal 15(c) meetings.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.
3.1	Performance	Reporting	OEF, CEF, 529

Calculation and dissemination of agreed upon fund performance (including NAV total return and SEC Yields), including extending performance to newer share classes of a Voya Fund based on an older share class of the same Voya Fund.

					N/A	Provide as mutually agreed.
3.2	Performance	Reporting	OEF, CEF, 529	Calculation and dissemination of agreed upon benchmark performance (including total return) and custom blended benchmark performance (including total return).	N/A	Provide as mutually agreed.
3.3	Performance	Reporting	OEF, CEF	Calculation and dissemination of agreed upon sleeve-level performance.	N/A	Provide as mutually agreed.
3.4	Performance	Reporting	OEF, CEF, 529	Provide agreed upon custom and ad-hoc performance reports.	Review and approve performance reports	Provide as mutually agreed.
3.5	Performance	Reporting	OEF, CEF	Processing and dissemination of Morningstar rankings.	N/A	Provide as mutually agreed.
3.6	Performance	Reporting	OEF, CEF	Reconcile Voya Fund returns to Morningstar Direct and Refinitiv (LANA).	N/A	Provide as mutually agreed.
3.7	Performance Expense	Reporting	529	Provide the data as agreed to between Voya and BNY Mellon for CSPN (College Savings Plan Network)	N/A	Provide as mutually agreed.
4.1	Proof & Audit	Surveys	OEF, CEF	Prepare standard survey preparation and dissemination of portfolio and other fund data to agreed upon data aggregators (e.g., Morningstar, Refinitiv, iMoney Net).	N/A	As agreed upon receipt of each survey request.
5.1	Treasury	Distributions	OEF, CEF	Provide data aggregators distribution file on ex-date.	N/A	On ex-date.
5.2	Treasury	Regulatory Reporting	OEF, 529	Gather and populate financial information as mutually agreed for annual Form N-1A filings and 529 Program Descriptions (including G-45 filings) and any related supplements.	Review and approve financial information.	Provide as mutually agreed.
6.1	Compliance	Fund Onboarding/New Fund Launch	OEF, CEF, 529

Perform review of prospectus and SAI for each Voya Fund, as well as additional compliance testing proposed by Voya, and state to Voya the compliance testing that BNY Mellon will perform for the Voya Fund.

					Provide approval of compliance testing to be performed with respect to each Voya Fund.	At initial launch of Compliance services; prior to launch of new Voya Fund; and when Voya informs BNY Mellon that updates have been made to a Voya Fund prospectus or testing requirements.
6.2	Compliance	Daily Post Trade Compliance	OEF, CEF, 529	Perform daily automated compliance testing of agreed compliance rules.	N/A	All compliance rules run daily.
6.3	Compliance	Daily Post Trade Compliance	OEF, CEF, 529

Perform daily research and validation of all potential violations and warnings (warnings based on agreed upon thresholds) of compliance rules. Perform dual level review of all compliance testing. Provide daily exception-based report to Voya.

					Review daily exception report and notify BNY Mellon of any actions to be taken to address potential violations within 10 Business Days of receipt of the report.	Daily research and validation of all compliance rules in warning or violation status. Daily exception-based reporting summarizing conclusions delivered to Voya via email.

6.4	Compliance	Daily Post Trade Compliance	OEF, CEF, 529 (Money Market)	Automated report of daily and weekly money market fund liquidity results delivered to Voya.	Review daily and weekly exception report and notify BNY Mellon of any actions to be taken to address potential violations within 10 Business Days of receipt of the report.	Scheduled daily automated reporting of daily and weekly money market fund liquidity results delivered to Voya via email.

6.5	Compliance	Daily Post Trade Compliance	OEF, CEF, 529	Provide daily automated summaries of compliance data based on Voya preference (i.e., summary of compliance status of all rules for all Voya Funds; summary of violations and warnings only for all Voya Funds; issuer concentration report; industry concentration report; ad hoc requests for specific test results).	N/A	Scheduled daily automated reporting.

6.6	Compliance	Quarter End U.S. Internal Revenue Service Reporting	OEF, CEF	Escalation to Voya, Voya Fund auditor, and BNY Mellon Tax team of potential U.S. Internal Revenue Service violations approaching quarter end (based upon BNY Mellon standard thresholds). Provide test results and detail, including quarterly transactions, holdings report and trial balance, to support analysis of potential quarter end violation.	Voya, Voya Fund and Voya Fund auditor required to make final determination of compliance status and cure if needed.	Daily notification, beginning two weeks prior to quarter end, of all Voya Funds in warning (based upon BNY Mellon standard thresholds) or violation status of U.S. Internal Revenue Service Subchapter M rules. Escalation of all violations of U.S. Internal Revenue Service Subchapter M rules at quarter end to Voya, Voya Fund auditor and BNY Mellon Tax team.

6.7	Compliance	Quarter End U.S. Internal Revenue Service Reporting	OEF, CEF	Provide package of U.S. Internal Revenue Service test results, portfolio holdings, trial balances, issuer aggregation report and total asset summary to Voya and the Voya Fund auditor. Packages can be delivered via automated email, Sftp or eRoom per Voya direction.	Review quarter end results and notify BNY Mellon of any discrepancies.	Delivery by the 10th Business Day following quarter end. Reports to include trades executed on the last Business Day of the quarter.

6.8	Compliance	Ad Hoc Reporting	OEF, CEF, 529	Provide test detail and supporting documentation to Voya upon reasonable request. Collaborate with Voya to seek to identify additional testing guidelines or new test development.	N/A	Provide as mutually agreed.

7.1	Regulatory Administration	Registration Statements	OEF	Coordinate the annual update process with respect to the prospectus/SAI/Part C/summary prospectuses on Form N-1A; prepare customized production calendar for each filing; prepare drafts of the prospectus/SAI/Part C/summary prospectuses and coordinate the review of documents by the Voya Fund’s advisor, fund counsel, auditors, portfolio managers and other relevant parties; and coordinate the EDGARization and filing of the prospectus/SAI/Part C/summary prospectuses on Form N- 1A with the SEC.	Confirm disclosure is accurate and adheres to all regulatory requirements. Sign-off on edgar proof and authorize filing. All documentation is subject to review and approval by Voya, the Voya Fund and the Voya Fund counsel. Prepare, coordinate and distribute Trustee/Director questionnaires, if applicable.	Provide as mutually agreed.

8.1	General	Regulatory Inquiries and Examinations	OEF	Assist with gathering requested documents in the possession of the relevant BNY Mellon service area.	Coordination and communication with the regulatory authority and gathering information from third-party providers.	Agreed to response time by ad hoc request.

8.2	General	Fund Events	OEF, CEF, CIT, 529	Support Voya Fund events such as new fund/class launches, fund mergers and conversions, fund liquidations, etc.	Oversee the execution of Voya Fund events such as new fund/class launches, fund mergers and conversions, fund liquidations, etc.	Agreed to response time by ad hoc request.

8.3	General	Portfolio Holdings	OEF, CEF, CIT, 529	Provide agreed upon portfolio holdings information, including country of risk and industry sector, upon reasonable request.	Review and approve portfolio holdings information.	Agreed to response time by ad hoc request.

SCHEDULE II

Execution Version

[REDACTED]	VOYA – BNY, FASSA
EXHIBIT 8

FASSA, Exhibit 8	- Voya – BNY Mellon Confidential -	1

Execution Version

[REDACTED]

FASSA, Exhibit 8	- Voya – BNY Mellon Confidential -	2

Execution Version

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FASSA, Exhibit 8	- Voya – BNY Mellon Confidential -	3

[REDACTED]	EXHIBIT 1

Execution Version

VOYA – BNY, FASSA

EXHIBIT 2

DESCRIPTION OF SERVICES

1.       DEFINITIONS AND INTERPRETATION.

1.1     Additional Definitions. Unless otherwise defined in this Exhibit, the capitalized terms used in this Exhibit have the meanings set forth in the Agreement.

1.2     References. Except where otherwise indicated, all references in this Exhibit to Sections, or Articles are to Sections of, or Articles to, this Exhibit. All references in this document to Exhibits are to Exhibits to the Agreement.

1.3    Article 2 contains descriptions of the applicable Designated Services (“SLDs”), and, if applicable, Voya’s responsibilities related thereto (including those that enable BNY Mellon to perform such Designated Services). Article 3 sets forth the KPI Matrix applicable to the Designated Services.

2.      SERVICES.

2.1    Generally.

2.1.1     This Exhibit describes the Designated Services that BNY Mellon shall provide to Voya with respect to the applicable Voya Funds and the cooperation and related duties for which Voya is responsible with respect to BNY Mellon’s provision of such Designated Services. Although Voya’s failure to discharge its responsibilities hereunder in accordance with the Agreement may excuse BNY Mellon’s performance of related Designated Services in accordance with Section 3.12 of the FASSA, such failure shall not be deemed a breach of the Agreement by Voya.

2.1.2     During the Term, Voya and BNY Mellon may agree to review and amend this Exhibit to reflect new Designated Services, modify Designated Services, remove Designated Services, or make changes in the Hardware, Software or processes used to perform these services in accordance with the Change Procedures. Further, this Exhibit will be formally reviewed by Voya and BNY Mellon on an agreed-upon basis.

2.1.3     A Voya Fund’s printer is a “Voya Agent” with respect to any Designated Services involving such printer.

2.1.4     Notwithstanding anything to the contrary herein, BNY Mellon shall only act upon notifications or requests (contemplated in this Exhibit) that are Instructions as set described in Section 3.13 of the FASSA.

2.1.5     Where Voya is providing information to BNY Mellon, Voya shall only be obligated to provide the information (or relevant portion thereof) that (a) it is permitted to provide under applicable Law or pursuant to the Agreement governing such information, and (b) is reasonably necessary for BNY Mellon to perform the applicable Designated Service.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	1

2.1.6     Voya will provide the access to Voya Systems identified in the Implementation Plan to enable BNY Mellon to perform the applicable Designated Services in accordance with the Implementation Plan.

2.1.7     A “Review” or “Approve” responsibility with respect to Voya does not relieve BNY Mellon from breaching its Standard of Care with respect to the applicable Designated Service (including any BNY Mellon function or responsibility related thereto) that is subject to the “Review” or “Approval”, even if an issue is not discovered in such “Review” or “Approval” provided that subject to Section 3.12 of the Agreement, the failure of such “Review” or “Approve” responsibility to be performed will constitute a Relief Event for BNY Mellon.

2.1.8     With respect to Designated Services designated as “Compliance” in this Exhibit, (a) compliance testing is performed on a post trade basis, (b) compliance testing is performed at a Voya Fund composite level unless Voya requests such testing to also be performed at the sleeve level (in which case the testing will be performed at the sleeve and composite levels), (c) compliance testing selected by Voya and performed by BNY Mellon is not intended to represent a comprehensive universe of all investment restrictions potentially applicable to a Voya Fund and (d) compliance testing is limited to data maintained by or provided to BNY Mellon with respect to a particular Voya Fund.

2.1.9     To ensure compliance with requirements imposed by the U.S. Internal Revenue Service, BNY Mellon informs Voya that any U.S. tax advice contained in any communication from BNY Mellon (including any future communication) is not intended or written to be used, and cannot be used, for the purpose of (a) avoiding penalties under the U.S. Internal Revenue Code or (b) promoting, marketing or recommending to another party any transaction or matter addressed therein.

2.1.10     Voya is responsible to perform the following activities, and notwithstanding anything in the Agreement to the contrary (including Section 1.01(35) of the FASSA), in no event shall BNY Mellon have any responsibility to perform the following activities (or any activities related to the following activities):

•	Financial Reporting - gather and provide monthly risk metrics data for Form N-PORT

•	Financial Reporting - preparation and filing of Form S (US Treasury form related to holdings information) for mutual funds

•	Fund Accounting – Fund Accounting oversight, board related activities and securities lending oversight

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	2

Execution Version

Fund Administration

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

1.1	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529	Prepare annual and semi-annual financial statements including schedule of investments, statement of assets and liabilities, statement of operations, statement of changes, financial highlights and notes. Reflect As-of security transactions and capital stock activity and other top-side entries in the annual and semi-annual financial statements.	Provide ASC 820 Level 1, 2 and 3 assessments for each portfolio holding. Review and approve financial statement draft.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.2	Financial Reporting	Notes to Financial Statements	OEF, CEF, CIT, 529

Update notes to financial statements for annual and semi- annual shareholder report including, but not limited to:

-  Merger and reorganization disclosures

-  Derivatives related tables and disclosures

-  Level 3 table and master netting table

-  Material transfers between ASC 820 fair value levels

					Review and approve notes (including without limitation any new disclosures).	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.3	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529	Produce typeset shareholder report. BNY Mellon to provide performance numbers, growth of $10,000 chart and POI table for the Portfolio Manager Report.	Review, sign-off and provide to BNY Mellon the Voya Fund’s Portfolio Manager Commentary (i.e., discussion of performance and market outlook) for the annual shareholder report.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	3

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

1.4	Financial Reporting	Annual Audit	OEF, CEF, CIT, 529	Coordinate and provide reasonable support with respect to annual audits, provide reasonable assistance with respect to audit requests and use reasonable efforts to address auditor comments and resolve audit issues. Gather, aggregate and review all PBC (Prepared by Client) materials requested by BNY Mellon before providing to Voya Fund’s auditor.

Coordinate and provide reasonable support with respect to annual audits; liaise between Voya Fund service providers and auditor for audit requests and address auditor comments and resolve audit issues. Review and approve TA confirmations prior to disseminating to auditor. Collaborate with auditor to collect confirmation data from Brokers/Agent Banks and follow-up with Sub-Advisors when needed. Oversight of the preparation and execution of confirmation letters to send to Brokers/Agent Banks for Funds/CIT audits.

Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.5	Financial Reporting	Financial Statements	OEF, CEF	Provide 18f-3 analysis for mutual fund audits designed to determine that the expense ratios between share classes are as expected.	Review and approve the 18f-3 analysis.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.6	Financial Reporting	Financial Statements	OEF, CEF, CIT, 529	Provide calculation of monthly Notional Options exposure to support financial statement disclosures.	Review and approve disclosures.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.7	Financial Reporting	Financial Statements	OEF, CEF	Provide support to the Voya Funds Disclosure Control Committee as mutually agreed, including, but not limited to, attending meetings, providing support for agenda items and monitoring the need for additional disclosure.	Facilitate and chair Voya Funds Disclosure Control Committee. Review and approve Notes to Financial Statements, including new disclosures.	Provide in accordance with agreed upon deadlines based on the cycle

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	4

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

					Establish and maintain Accounting Policy. Oversee the evaluation of fund Disclosure Controls and Procedures.	production calendar.

1.10 [note: 1.8 and 1.9 intentionally omitted]	Financial Reporting/Regulatory Administration	Regulatory Reporting	OEF, CEF	Coordinate with the Voya Fund’s printer to prepare and file Form N-CSR. BNY Mellon Financial Reporting prepares and BNY Mellon Regulatory Administration files.	Provide wrapper and exhibits (including code of ethics, 30a-2 certifications, solicitation to purchase securities and change in registrant’s independent public accountant, as applicable) to BNY Mellon. Review and approve filing.	Filing to occur not later than 10 days following transmission of the Annual/Semi- Annual Report to Shareholders.

1.11	Financial Reporting/Regulatory Administration	Regulatory Reporting	OEF	Prepare and file form 24f-2. BNY Mellon Financial Reporting prepares and BNY Mellon Regulatory Administration files.	Review and approve filing.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.12	Financial Reporting	Regulatory Reporting	OEF, CEF	Provide regulatory required financial information and supplemental financial information to populate Form N-14.	Review and approve all financial information and supplemental financial information for Form N-14.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	5

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

1.13	Financial Reporting	Regulatory Reporting	OEF-MMF	Prepare and file Form N-MFP.	Review and approve Form N-MFP.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

1.14	Financial Reporting	Regulatory Reporting	OEF (Money Market)	Prepare Money Market Holdings as required under SEC Rule 2a-7.	Review and approve Money Market Holdings and post to Voya Fund website.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

2.1	Expenses	Management fees	OEF, CEF, CIT, 529	Review and validate monthly management, distribution/service and other asset-based fees and provide management fee report.	Review management fee, distribution/service fee and other asset-based fee report and approve for payment.	2nd Business Day – deliver previous month’s fees for review and approval.

2.2	Expenses	Invoice payments	CIT	Perform quarterly payment of all fees and expenses instructed by Voya.	Review and approve invoices for payment.	Invoices will be processed within 10 Business Days of receipt of instruction from Voya.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	6

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard
2.3	Expenses	Expense reimbursement	OEF, CEF

Review, validate and process monthly waivers, reimbursement of expenses and recoupments for Voya Funds.

Provide monthly report of expenses and reimbursements, waivers, and recoupments by class in dollars and in basis points.

					Review and approve monthly reimbursements, including waivers, and any recoupment by class.	Provide as mutually agreed
2.4	Expenses	Expense reimbursement	OEF, CEF	Assist with production of fund subsidy analysis and projections/forecasting for Voya Corporate Finance (monthly and quarterly).	Review and approve subsidy analysis and subsidy projections/forecasting that is ultimately provided to Voya Corporate Finance.	Provide as mutually agreed
2.5	Expenses	Budgeting and Accruals	OEF, CIT, 529, CEF	Provide proposed entries for expense accrual adjustments, reclasses and rate changes (based on analysis of historical payment information to trend for expense budgets). Prepare expense budget management reports based on approvals provided by Voya.	Approve proposed entries for expense accrual adjustments, reclasses, budget management reports and rate changes. Voya to provide the approvals by 3 days prior to the effective date of accrual changes (or other timeframe agreed by Voya and BNY Mellon).	BNY Mellon to provide budget to actual analysis and proposed entries for expense accrual adjustments, reclasses and rate changes quarterly by the 20th day after the end of the relevant Voya Fund’s quarter.
2.6	Expenses	Recoupment	OEF, CEF	Prepare 3-year recoupment rollforward analysis.	Review and approve 3-year recoupment rollforward analysis.	Monthly delivery by the 20th day of each month, provided that reporting funds

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	7

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

are delivered in accordance with the BNY Mellon Financial Reporting calendar.

2.7	Expenses	Invoice payments	OEF, CEF	Process vendor invoice payments, including allocation of expenses to the appropriate Voya Fund, and research any missed payments.	Approve invoices and BNY Mellon’s allocation of such invoices. Provide reasonable support for FATCA compliance by requesting and maintaining current W-8s and W-9s from vendors and service providers.	Within 10 Business Days of receipt of the applicable invoice.

2.8	Expenses	Reporting	OEF, CEF, CIT, 529

Provide agreed upon payment summaries (including audit expenses and director/trustee fees).

Provide expense information for regulatory filings, marketing and ad hoc requests as mutually agreed by Voya and BNY Mellon.

					Review and approve payment summaries prior to submitting to the auditors during the annual Voya Funds’ audits.	Delivered in accordance with BNY Mellon’s Regulatory Administration calendar.

2.9	Expenses	Reporting	OEF, CEF	Prepare and review financial information materials for Voya Funds’ Board and management meetings (quarterly) as mutually agreed by Voya and BNY Mellon, including Annual Contract Renewal 15(c) meetings.	Approve financial information materials for Voya Funds’ Board and management meetings, including Annual Contract Renewal 15(c) meetings.	Provide in accordance with agreed upon deadlines based on the cycle production calendar.

3.1	Performance	Reporting	OEF, CEF, 529	Calculation and dissemination of agreed upon fund performance (including NAV total return and SEC Yields), including extending performance to newer share classes of a	N/A	Provide as mutually agreed.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	8

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

Voya Fund based on an older share class of the same Voya Fund.

3.2	Performance	Reporting	OEF, CEF, 529	Calculation and dissemination of agreed upon benchmark performance (including total return) and custom blended benchmark performance (including total return).	N/A	Provide as mutually agreed.

3.3	Performance	Reporting	OEF, CEF	Calculation and dissemination of agreed upon sleeve-level performance.	N/A	Provide as mutually agreed.

3.4	Performance	Reporting	OEF, CEF, 529	Provide agreed upon custom and ad-hoc performance reports.	Review and approve performance reports	Provide as mutually agreed.

3.5	Performance	Reporting	OEF, CEF	Processing and dissemination of Morningstar rankings.	N/A	Provide as mutually agreed.

3.6	Performance	Reporting	OEF, CEF	Reconcile Voya Fund returns to Morningstar Direct and Refinitiv (LANA).	N/A	Provide as mutually agreed.

4.1	Proof & Audit	Surveys	OEF, CEF	Prepare standard survey preparation and dissemination of portfolio and other fund data to agreed upon data aggregators (e.g., Morningstar, Refinitiv and iMoney Net).	N/A	As agreed upon receipt of each survey request.

5.1	Treasury	Distributions	OEF, CEF

Calculate the recommended amount of distributions of ordinary income on a U.S. generally accepted accounting principles basis.

BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; that responsibility resides with Voya or the Voya Fund. BNY Mellon will perform this Designated Service in

					Review and approve distributions.	Provide calculations pursuant to agreed upon dates.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	9

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

accordance with U.S. generally accepted accounting principles

5.2	Treasury	Distributions	OEF, CEF	Provide data aggregators distribution file on ex-date.	N/A	On ex-date.

5.3	Treasury	Regulatory Reporting	OEF, 529	Gather and populate financial information as mutually agreed for annual Form N-1A filings and 529 Program Descriptions and any related supplements.	Review and approve financial information.	Provide as mutually agreed.

6.1	Compliance	Fund Onboarding/New Fund Launch	OEF, CEF, 529	Perform review of prospectus and SAI for each Voya Fund, as well as additional compliance testing proposed by Voya, and state to Voya the compliance testing that BNY Mellon will perform for the Voya Fund.	Provide approval of compliance testing to be performed with respect to each Voya Fund.	At initial launch of Compliance services; prior to launch of new Voya Fund; and when Voya informs BNY Mellon that updates have been made to a Voya Fund prospectus or testing requirements.

6.2	Compliance	Daily Post Trade Compliance	OEF, CEF, 529	Perform daily automated compliance testing of agreed compliance rules.	N/A	All compliance rules run daily.

6.3	Compliance	Daily Post Trade Compliance	OEF, CEF, 529	Perform daily research and validation of all potential violations and warnings (warnings based on agreed upon thresholds) of compliance rules. Perform dual level review of all compliance testing. Provide daily exception-based report to Voya.	Review daily exception report and notify BNY Mellon of any actions to be taken to address potential violations within 10 Business Days of receipt of the report.	Daily research and validation of all compliance rules in warning

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	10

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

or violation status. Daily exception-based reporting summarizing conclusions delivered to Voya via email.

6.4	Compliance	Daily Post Trade Compliance	OEF, CEF, 529 (Money Market)	Automated report of daily and weekly money market fund liquidity results delivered to Voya.	Review daily and weekly exception report and notify BNY Mellon of any actions to be taken to address potential violations within 10 Business Days of receipt of the report.	Scheduled daily automated reporting of daily and weekly money market fund liquidity results delivered to Voya via email.

6.5	Compliance	Daily Post Trade Compliance	OEF, CEF, 529	Provide daily automated summaries of compliance data based on Voya preference (i.e., summary of compliance status of all rules for all Voya Funds; summary of violations and warnings only for all Voya Funds; issuer concentration report; industry concentration report; ad hoc requests for specific test results).	N/A	Scheduled daily automated reporting.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	11

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

6.6	Compliance	Quarter End U.S. Internal Revenue Service Reporting	OEF, CEF	Escalation to Voya, Voya Fund auditor, and BNY Mellon Tax team of potential U.S. Internal Revenue Service violations approaching quarter end (based upon BNY Mellon standard thresholds). Provide test results and detail, including quarterly transactions, holdings report and trial balance, to support analysis of potential quarter end violation.	Voya, Voya Fund and Voya Fund auditor required to make final determination of compliance status and cure if needed.	Daily notification, beginning two weeks prior to quarter end, of all Voya Funds in warning (based upon BNY Mellon standard thresholds) or violation status of U.S. Internal Revenue Service Subchapter M rules. Escalation of all violations of U.S. Internal Revenue Service Subchapter M rules at quarter end to Voya, Voya Fund auditor and BNY Mellon Tax team.

6.7	Compliance	Quarter End U.S. Internal Revenue Service Reporting	OEF, CEF	Provide package of U.S. Internal Revenue Service test results, portfolio holdings, trial balances, issuer aggregation report and total asset summary to Voya and the Voya Fund auditor. Packages can be delivered via automated email, Sftp or eRoom per Voya direction.	Review quarter end results and notify BNY Mellon of any discrepancies.	Delivery by the 10th Business Day following quarter end. Reports to include trades executed on the last Business Day of the quarter.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	12

SLD #	Category	Subcategory	Voya Funds in Scope	BNY Mellon Responsibility	Voya Responsibility	BNY Mellon Service Standard

6.8	Compliance	Ad Hoc Reporting	OEF, CEF, 529	Provide test detail and supporting documentation to Voya upon reasonable request. Collaborate with Voya to seek to identify additional testing guidelines or new test development.	N/A	Provide as mutually agreed.

7.1	Regulatory Administration	Registration Statements	OEF	Coordinate the annual update process with respect to the prospectus/SAI/Part C/summary prospectuses on Form N- 1A; prepare customized production calendar for each filing; prepare drafts of the prospectus/SAI/Part C/summary prospectuses and coordinate the review of documents by the Voya Fund’s advisor, fund counsel, auditors, portfolio managers and other relevant parties; and coordinate the EDGARization and filing of the prospectus/SAI/Part C/summary prospectuses on Form N-1A with the SEC.	Confirm disclosure is accurate and adheres to all regulatory requirements. Sign-off on edgar proof and authorize filing. All documentation is subject to review and approval by Voya, the Voya Fund and the Voya Fund counsel. Prepare, coordinate and distribute Trustee/Director questionnaires, if applicable.	Provide as mutually agreed.

8.1	General	Regulatory Inquiries and Examinations	OEF	Assist with gathering requested documents in the possession of the relevant BNY Mellon service area.	Coordination and communication with the regulatory authority and gathering information from third-party providers.	Agreed to response time by ad hoc request.

8.2	General	Fund Events	OEF, CEF, CIT, 529	Support Voya Fund events such as new fund/class launches, fund mergers and conversions, fund liquidations, etc.	Oversee the execution of Voya Fund events such as new fund/class launches, fund mergers and conversions, fund liquidations, etc.	Agreed to response time by ad hoc request.

8.3	General	Portfolio Holdings	OEF, CEF, CIT, 529	Provide agreed upon portfolio holdings information, including country of risk and industry sector, upon reasonable request.	Review and approve portfolio holdings information.	Agreed to response time by ad hoc request.

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	13

3. KPI MATRIX

Corresponding SLD#	Service Component	Description	Components	Service Standard	Calculation Methodology

#2.5	Budgeting and Accruals	Maintain accurate accruals of expenses and provide timely and accurate proposed entries for expense accrual adjustments, reclasses and rate changes.	Management Fees; Waivers; 3rd Party Vendor fees	98% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#2.2, 2.7	Expense Payment - Accuracy	Provide accurate allocation of expenses to the Funds and accurate payments to vendors and other parties.	Management Fees; Waivers; 3rd Party Vendor fees	98% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#2.2, 2.7	Expense Payment - Timeliness	Pay fund expenses within 10 Business Days.	Management Fees; Waivers; 3rd Party Vendor fees	98% timeliness rate for reporting period	# of items/total # of occurrences as a percent per month

#1.1 - #1.6, 1.10, 1.13	Financial Reporting - Accuracy	Provide accurate financial statements and regulatory filings.	N-CSR; N-MFP	100% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#1.1 - #1.6, 1.10, 1.13	Financial Reporting - Timeliness	File financial statements and regulatory filings prior to regulatory deadline.	N-CSR; N-MFP	100% timeliness rate for reporting period	# of items/total # of occurrences as a percent per month

#3.1 - #3.3	Performance - Accuracy	Deliver accurate fund performance numbers.	Agreed upon reporting to client and 3rd parties	99.8% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#3.1 - #3.3	Performance - Timeliness	Deliver timely fund performance numbers.	Agreed upon reporting to client and 3rd parties	99.8% timeliness rate for reporting period	# of items/total # of occurrences as a percent per month

#6.2	Compliance - Accuracy	Perform daily automated compliance testing of agreed upon U.S. Internal Revenue Service, SEC, and prospectus compliance rules, or as otherwise agreed to.	Agreed upon reporting to client and 3rd parties	99.8% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#6.3	Compliance - Timeliness	Perform daily research and validation of all potential violations and warnings (warnings based on agreed upon thresholds) of compliance rules. Perform review of all compliance testing. Provide daily exception-based report to Voya.	Agreed upon reporting to client and 3rd parties	97.5% timeliness rate for reporting period	# of items/total # of occurrences as a percent per month

FASSA, Exhibit 2	- Voya – BNY Mellon Confidential -	14

#7.1	Regulatory Administration - Accuracy	Coordinate the annual update process with respect to the prospectus/SAI/Part C/summary prospectuses; prepare customized production calendar for each filing; prepare drafts and coordinate the review of documents by the advisor, fund counsel, auditors, and other relevant parties; and coordinate the EDGARization and submission of the filing with the SEC.	Form N-1A - Registration Statements	100% accuracy rate for reporting period	# of items/total # of occurrences as a percent per month

#7.1	Regulatory Administration - Timeliness

Coordinate the annual update process with respect to the prospectus/SAI/Part C/summary prospectuses on Form N-1A; prepare customized production calendar for each filing; prepare drafts of the prospectus/SAI/Part C/summary prospectuses and coordinate the review of documents by the Voya Fund’s advisor, fund counsel, auditors and other relevant parties; and coordinate the EDGARization and filing of the prospectus/SAI/Part C/summary prospectuses on Form N-1A with the SEC.

			Form N-1A - Registration Statements	100% timeliness rate for reporting period	# of items/total # of occurrences as a percent per month

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EXHIBIT 3

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Schedule 3A

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SCHEDULE 3B

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SCHEDULE 3C

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SCHEDULE 3D

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EXHIBIT 4

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EXHIBIT 5

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SCHEDULE 5A

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SCHEDULE 5B

FASSA, E